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                                                                   EXHIBIT 10.49


                    AGREEMENT FOR PURCHASE AND SALE OF ASSETS

         THIS AGREEMENT FOR PURCHASE AND SALE OF ASSETS (the "Agreement") is executed and delivered as of February 24, 2000, between JERRY SIMMS ("Buyer"); and PINNACLE ENTERTAINMENT, INC. (formerly known as Hollywood Park, Inc.), a Delaware corporation ("Seller").

                                    RECITALS

         A. Seller, through its wholly owned subsidiary, Turf Paradise, Inc., an Arizona corporation ("Company"), operates the Turf Paradise Race Track in Phoenix, Arizona and certain off-track wagering facilities related thereto (the "Business").

         B. Buyer desires to purchase and acquire substantially all of Seller's (or Company's) assets, properties and contractual rights used in connection with the Business and to assume certain liabilities in connection therewith, and Seller desires to sell such assets, properties and contractual rights to Buyer, on the terms and conditions set forth herein.

         Accordingly, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

                                   ARTICLE 1

                                   DEFINITIONS

         1.1 CERTAIN DEFINED TERMS. Capitalized terms shall have meanings assigned to them in EXHIBIT 1.1.


                                   ARTICLE 2

                              DESCRIPTION OF ASSETS

         2.1 DESCRIPTION OF ASSETS. Upon the terms and subject to the conditions set forth in this Agreement, and subject to the exclusions set forth in Section 2.2, Seller shall, on the Closing Date, sell to Buyer the following assets, properties and contractual rights (the "Assets"), free and clear of all Encumbrances other than Permitted Encumbrances:

              2.1.1 the real property described on SCHEDULE 2.1.1 and all of Seller's and Company's interest, if any, in all easements, rights, interests and appurtenances thereto (the "Real Property").

              2.1.2 all buildings, structures, fixtures and other improvements located upon the Real Property, including the horse racing track and related facilities and including the heating, ventilation, air conditioning, elevator and escalator equipment, if any, within the Real Property (the "Improvements")

              2.1.3 all equipment and machinery located on the Real Property and/or used by Company for and in the Business which is owned and leased by Seller or Company,
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including motor vehicles, all telephone and communication equipment, all audio equipment, all video equipment and all computer hardware (the "Equipment"), including that listed on SCHEDULE 2.1.3, with such schedule listing all lease agreements with respect to any leased Equipment.

              2.1.4 all furniture, furnishings, decorative items, tools, and other tangible personal property (other than Equipment and Inventory and Supplies) which is owned or leased by Seller or Company and located on the Real Property or used by Company in the Business (the "Other Tangible Personal Property"), including that described on SCHEDULE 2.1.4.

              2.1.5 all inventories and supplies of any type required to be used by Company in its operation of the Business existing as of the Closing Date (the "Inventory and Supplies").

              2.1.6 subject to obtaining any required consents to the transfer to Buyer, all contractual rights of Seller or Company required for the operation of the Business, including service agreements, supply agreements, employment agreements, all agreements relating to all off-track wagering facilities, wherever located worldwide, and all rights with respect thereto, any collective bargaining agreements, any leases with Seller as lessee, all leases (including with respect to the 147-space recreational vehicle park located on the Real Property) in which Seller is lessor, warranty agreements and any other agreements of Seller relating to the Business or the Real Property, Improvements, Equipment, Inventory and Supplies, Other Tangible Personal Property, Permits, Systems, the Intellectual Property Rights and other Assets (the "Contracts and Agreements"). A complete listing of the Contracts and Agreements is attached hereto as SCHEDULE 2.1.6, which SCHEDULE 2.1.6 denotes each of the Contracts and Agreements which is material to the operation of the Business ("Material Contracts and Agreements").

              2.1.7 all of Seller's and Company's interest in all transferable permits, licenses, franchises, consents and approvals of every kind (including liquor licenses and permits for the operation of the off-track wagering facilities) required to be used by Seller or Company to operate the Business including, without limitation, all liquor licenses and permits, restaurant licenses, gaming licenses and permits and licenses and permits relating to the off-track wagering facilities (the "Permits"), attached as SCHEDULE 2.1.7 is a list of all such permits and licenses whether or not transferable;

              2.1.8 all transferable manual and automated computer, billing and accounting systems and components thereof, including all assignable software and programs required to be used by Company in the Business and owned by Seller or Company (the "Systems"); attached as SCHEDULE 2.1.8 is a list of such systems whether or not transferable.

              2.1.9 all of the goodwill of the Business;

              2.1.10 all the right, title and interest of Seller or Company in, to and under all trademarks, trade names, service marks, copyrights and all applications, registrations, renewals and other rights relating to the foregoing (whether or not any registration or filing

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has been made with respect thereto) required to be used by Company for the operation of the Business, including the name "Turf Paradise" (the "Intellectual Property Rights");

              2.1.11 all of Seller's or Company's interest, if any, in and control of the Horsemen's Account.

              2.1.12 all of the other transferable assets, properties and contractual rights required for the operation of the Business by Company and owned or leased by or licensed to Seller or Company.

         2.2 EXCLUDED ASSETS. There shall be excluded from the Assets the following which are not being sold to Buyer pursuant to this Agreement (the "Excluded Assets"):

              2.2.1 except as provided in Section 3.3.2, cash and cash equivalents, including but not limited to bank accounts, temporary cash investments, payroll accounts, and petty cash banks;

              2.2.2 all Accounts Receivable of Seller or Company;

              2.2.3 any accounts payable of Seller or Company and any contractual obligations of Seller or Company other than the Assumed Liabilities or those otherwise specifically assumed by Buyer pursuant to this Agreement;

              2.2.4 rights to or claims for refunds of taxes and other governmental charges to the extent attributable to any time or periods ending on or prior to the Closing Date and the benefit of net operating loss carry-forwards or other credits of Seller or Company, whether or not attributable to the Business;

              2.2.5 claims or rights against third parties, except those arising with respect to events or breaches occurring after the Closing Date under the Contracts and Agreements; provided however, that any rights of indemnification, contribution or reimbursement that may exist under the Contracts and Agreements in respect of liabilities or obligations retained by Seller hereunder shall be Excluded Assets;

              2.2.6 all insurance policies and rights and receivables thereunder including but not limited to rights in any cancellation value as of the Closing Date;

              2.2.7 proprietary business information, records and policies that relate generally to Seller or any Affiliate of Seller and are not required for the operation of the Business, including but not limited to management procedures and guidelines, proprietary financial reporting formats, accounting procedures, personnel records relating to or containing performance reviews or similar evaluations, instructions, organization manuals and strategic plans;

              2.2.8 all real property and other rights pertinent thereto and real property improvements owned or leased by Seller and its subsidiaries other than the Real Property and Improvements;

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              2.2.9 all other assets of Seller and its subsidiaries (other than
Company) not specifically included in the Assets including, but not limited to,
(a) assets which are not located on the Real Property and (b) all of Seller's right, title and interest in and to that certain Investment Agreement dated July 30, 1997, between ODS Technologies and Seller, as amended;

              2.2.10 Seller's corporate charter, taxpayer and other identification numbers, seals, minute books and stock transfer books and Seller's ownership of stock in its various subsidiaries;

              2.2.11 the rights of Seller and its subsidiaries under any Contract or Agreement regarding any (a) non transferable license for computer software (so long as such non-transferable licenses which are used in the operation of the Business as conducted on the date of this Agreement are listed on SCHEDULE 2.2.11) and other Intellectual Property Rights (so long as such non-transferable Intellectual Property Rights which are used in the operation of the Business as conducted on the date of this Agreement are listed on SCHEDULE 2.2.11) and (b) any Contract or Agreement that requires the consent of a party thereto to the assignment thereof and for which such consent has not been obtained prior to the Closing;

              2.2.12 All non transferable Permits and all governmental business licenses, permits and equivalent documents used by Seller in the operation of its businesses other than the Business;

              2.2.13 other than the Intellectual Property Rights, all trademark and service mark registrations and applications and trade name license agreements to which Seller or any of its subsidiaries is a party, except as required in the operation of the Business, trade secrets (including customer lists and customer databases) except as required in the operation of the Business, copyrights, patents, licenses, know hows, and other proprietary intellectual property rights as are necessary in connection with the businesses of Seller and its subsidiaries, except as required in the operation of the Business, and computer software owned or licensed by Seller and its subsidiaries, except as required in the operation of the Business during the last five (5) years and as may be transferable; and

              2.2.14 All prepaid items and deposits paid by Seller and its subsidiaries, other than those transferred for the benefit of Buyer pursuant to the transfer of the Contracts and Agreements, including without limitation, prepaid insurance.

                                   ARTICLE 3

                                 PURCHASE PRICE

         3.1 PURCHASE PRICE AND ASSUMPTION OF LIABILITIES. Buyer shall at the Closing assume and become responsible for the Assumed Liabilities defined in
Section 13.2 and, subject to adjustment pursuant to Section 3.3, pay to Seller $53,000,000 (the "Purchase Price") for the Assets. The Purchase Price shall be payable as follows:

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              3.1.1 $250,000 cash or certified funds as "Earnest Money" to be deposited with First American Title Insurance Company, Phoenix, Arizona as "Escrow Agent", and delivered to Seller at the Closing.

              3.1.2 $52,750,000 cash or certified funds at the Closing.

         3.2 EARNEST MONEY. The Earnest Money shall be deposited by Escrow Agent in an interest bearing account with interest to be accrued for the benefit of the party entitled to the Earnest Money hereunder and the term "Earnest Money" shall include such interest. Buyer shall promptly provide Escrow Agent with a completed W-9 form.

         3.3 PURCHASE PRICE ADJUSTMENT.

              3.3.1 DAILY CASH. The Purchase Price shall be increased, at the Closing, on a dollar-for-dollar basis, by the amount (approximately $680,000) of cash to be retained in the Business and acquired by Buyer hereunder, which represents the beginning daily cash on hand in the off-track wagering facilities and in the concessions.

              3.3.2 CONDITION OF ASSETS. The Purchase Price may be reduced, at Seller's option, as provided in Section 4.2.3.

         3.4 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Assets as follows:

          Real Property                        $   28,000,000.00
          Equipment                            $    5,000,000.00
          Improvements                         $    8,500,000.00
          Goodwill and Intellectual Property   $    8,327,000.00
          Covenant not to Compete              $    3,000,000.00
          Inventory and Supplies               $      108,000.00
          Liquor License                       $       65,000.00

         Each of the parties agrees to report the Transactions for Tax purposes in accordance with such allocation of the Purchase Price. The parties agree to adjust the amounts set forth above to account for any change in the book value of the Inventory and Supplies between the date of this Agreement and the Closing. Buyer shall also furnish Seller with a form of reseller certificate that complies with the requirements of applicable state taxation laws.

         3.5 PRE-CLOSING TICKET CLAIMS. Buyer, subsequent to Closing, shall pay the holders of those winning parimutuel tickets for races held prior to the Closing which have not been redeemed as of Closing, but Seller shall immediately reimburse Buyer for the amounts paid by Buyer with respect thereto.

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                                   ARTICLE 4

             SELLER DELIVERIES, REVIEW PERIOD, LICENSING CONTINGENCY

         4.1 SELLER DELIVERIES. Within five days of the execution of this Agreement (or with respect to Section 4.1.1 immediately upon the same becoming available) Seller shall deliver (or make available as provided in Sections 4.1.4 and 4.1.5 subject to the conditions in Section 4.5) the following to Buyer:

              4.1.1 At Seller's expense, a title commitment prepared by the Escrow Agent or its affiliated title insurer (the "Title Company") with respect to the Real Property and legible (if available) copies of all exceptions to title appearing in such report (the "Title Report").

              4.1.2 The latest survey, if any, in the possession of Seller or Company relating to the Real Property and Improvements or such portions thereof as may be contained in any such survey, with Buyer, at its cost, to obtain any update thereof or a new survey of the Real Property and Improvements and provide a copy thereof to Seller.

              4.1.3 Copies of all the Contracts and Agreements listed on
SCHEDULE 2.1.6.

              4.1.4 Audited financial statements for the Business for the fiscal years 1997 and 1998 and, as soon as available, for fiscal year 1999, plus unaudited financial statements for fiscal year 1999 and year-to-date financial statements for the Business through the month of January, 2000 (the "Financial Statements"), with the back-up reports, documents and materials relating to such Financial Statements to be assembled by Seller for review by Buyer at the Business location.

              4.1.5 Copies of all plans, specifications and engineering drawings in Seller's possession relating to the Improvements and Equipment, all material written warranties in Seller's, or Company's possession relating to the Improvements, Equipment and Other Tangible Personal Property and all maintenance records in Seller's or Company's possession with respect thereto (with the foregoing to be assembled and made available at the Business, in lieu of being delivered to Buyer).

              4.1.6 Copies of all environmental reports or assessments in Seller's, or Company's possession or under Seller's or Company's control relating to the Real Property, Improvements or any of the other Assets.

              4.1.7 A list of all Employees of Company together with a statement of the wages, salaries and benefits paid or owing to each, including all obligations of any type owed to any Employee.

              4.1.8 Copies of all the Permits listed on SCHEDULE 2.1.7.


              4.1.9 All trademark, trade name, and copyright registration numbers and copies of pending applications, filings and other documentation with respect to the Intellectual Property Rights.

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              4.1.10 Copies of documents describing all health plans, medical plans, dental plans, cafeteria health plans, flexible spending plans, vacation policies, sick pay policies, bonus policies and other similar plans and policies maintained by Seller or Company with respect to Employees. If any Employees of the Business are covered by a Plan maintained or sponsored by Seller or Company, or to which Seller or Company is obligated to contribute, a copy of the Plan, if a formal document exists.

              4.1.11 A Rent Roll with respect to the recreational vehicle park on the Real Property listing each tenant by name and specifying the rent and other charges paid by each, the commencement and termination date of each lease, the amount of any security deposit and the amount of any delinquent payments.

              4.1.12 All documents in Seller's or Company's possession with respect to the zoning at the Property, including any applications of Seller or Company for obtaining any rezoning or zoning variances with respect to any of the Real Property.

              4.1.13 Copies of all insurance policies carried by Company for the Business and the Assets as listed on SCHEDULE 4.1.13 and an accurate list of all insurance loss runs and workers' compensation claims in Company's possession for up to the past three policy years, and a complete and correct copy of Company's most recent filing with the state agency responsible for administering, handling or overseeing unemployment claims.

         If any of the items specified in this Section 4.1 is not timely delivered (or made available, as the case may be) and such item is material to the operation of the Business, and there is less than ten (10) business days remaining in the Review Period, the Review Period may be extended so that there are ten (10) business days remaining in the extended Review Period, by Buyer providing Seller written notice of such extension within two business days after Buyer's receipt of such material item.

         4.2 REVIEW PERIOD. Subject to the provision of Section 4.5, Buyer shall have a time period expiring ninety (90) days from the date of this Agreement to conduct its review and inspection of the Assets and the documents and instruments delivered pursuant to this Agreement or provided for Buyer's inspection pursuant to this Agreement and to determine, in its sole discretion, the feasibility and desirability of acquiring the Assets pursuant to the terms hereof (the "Review Period"). During the Review Period, Buyer shall be permitted to examine and seek information from Employees of the Business provided that Buyer shall first notify Randy Fozzard ("Fozzard"), Seller's representative, and Seller may designate Fozzard or another representative to be present during such examination or inquiry by Buyer, provided that Seller shall not unreasonably delay Buyer's examination or inquiry. In addition, during the Review Period, Buyer shall take steps necessary for satisfaction of the Licensing Contingency (defined in Section 4.3). Buyer may, at any time within the Review Period, elect to terminate or continue this Agreement by written notice to Seller and Escrow Agent prior to the end of the Review Period and if Buyer fails to provide such notice, Buyer shall be deemed to terminate this Agreement. In the event Buyer provides a conditional notice to continue this Agreement, such notice shall be deemed a notice of termination unless Seller provides written notice to Buyer within five (5) business days, of Seller's acceptance, in its sole discretion, of such conditions. In the event of termination pursuant to

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this Section 4.2,all but $100 of the Earnest Money shall be returned to Buyer with such $100 to be retained by Seller as consideration for this Agreement.

              4.2.1 CONDITION OF ASSETS. In the event Buyer discovers that the Real Property, Improvements, Equipment or Other Tangible Personal Property is not in "Operating Condition", Buyer shall immediately so advise Seller in writing and shall promptly provide Seller a copy of any report, study or written opinion of Buyer's independent expert ("Buyer's Expert") describing the defect in the Operating Condition and the estimated cost to repair such defect (collectively, "Defect Notice"). If Seller receives the Defect Notice prior to the date sixty (60) days after the date of this Agreement, Seller shall evaluate the Defect Notice and may engage an expert ("Seller's Expert") to give an opinion on whether or not such Asset is in Operating Condition, and if not in Operating Condition, Seller's estimate of the cost to repair such defect ("Seller's Response"). Seller shall provide a copy of Seller's Response to Buyer within 20 days of receipt of the Defect Notice. If thereafter Buyer and Seller do not agree on whether such Asset is in Operating Condition or if they do agree that such Asset is not in Operating Condition, but cannot agree on the cost of repair, Buyer's Expert and Sellers' Expert shall select a third expert ("Neutral Expert") who shall determine, as the case may be, (a) whether such Asset is in Operating Condition; and/or (b) if such Asset is not in Operating Condition, the cost to repair such Asset so it is in Operating Condition.

              4.2.2 OPERATING CONDITION. "Operating Condition" shall mean that the Asset is operable for the purposes for which it is intended to be used in the normal operation of the Business, as has been the Company's practice during the one-year period prior to the date of this Agreement, without regard to whether the Asset in question has outlived its useful life. Buyer represents and warrants that as of the date of this Agreement, Buyer is aware of certain facts relating to the condition of the Assets as described in SCHEDULE 4.2.2, and none of those facts is a defect in the Operating Condition. Seller has disclosed to Buyer certain facts relating to the condition of the Assets as described in
SCHEDULE 7.6.2, which Seller does not believe constitute defects in the Operating Condition of the Assets; however, Seller acknowledges that Buyer has reserved its rights to determine whether or not such Assets are in Operating Condition during the Review Period, as provided herein.

              4.2.3 REMEDY. In the event any Asset is determined, pursuant to
Section 4.2.1, not to be in Operating Condition and the cost to repair such Asset(s) exceeds $25,000 in the aggregate, (a) such Asset(s) shall either be repaired by Seller to Operating Condition or, at Seller's option, replaced (with comparable new or used equipment in Operating Condition) or (b) at Seller's option, Buyer shall receive a credit against the Purchase Price for the cost of repair or replacement (in order to cause such Asset(s) to be in Operating Condition as determined pursuant to Section 4.2.1), in excess of $25,000. If Seller elects to repair or replace such Assets(s), the Closing shall not be delayed for such repair or replacement and Seller shall use commercially reasonable efforts to complete such repair or replacement within a reasonable period of time following Closing. Notwithstanding the foregoing, or anything herein to the contrary, Seller shall have no obligation to repair any Asset, or to give Buyer a credit against the Purchase Price, if the aggregate cost to repair such Assets would exceed $2,650,000; in such event, Buyer's sole remedy shall be to terminate this Agreement as provided in Section 4.2. Notwithstanding the foregoing, if Seller does not receive a Defect Notice prior to the date sixty (60) days after the date of this

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Agreement and prior to Buyer giving a Closing Notice, Seller shall have no obligation to remedy the condition of the Assets pursuant to this Section 4.2.3 or otherwise.

         4.3 LICENSING CONTINGENCY. Buyer's acquisition of the Assets is contingent upon the transfer at the Closing to Buyer or the issuance to Buyer at Closing of all "Material Permits," consisting of the liquor licenses, restaurant licenses, gaming licenses, gaming permits, licenses and permits relating to the off-track wagering facilities and other Permits used in the operation of the Assets or Business without which the Business could not be operated as it has been operated by Company as of the date of this Agreement (the "Licensing Contingency"). Buyer shall be entitled, during the Review Period, to determine to its satisfaction that the Licensing Contingency will be satisfied at the Closing (i.e., that the Material Permits can be obtained by Buyer as of the Closing). In the event Buyer is not so satisfied within the Review Period, Buyer may continue to pursue the Licensing Contingency for a period of 30 days after expiration of the Review Period, provided that Buyer has not previously terminated this Agreement and that Buyer provides written notice to Seller and Escrow Agent prior to the end of the Review Period of Buyer's election to pursue the Licensing Contingency for an additional thirty days. Buyer shall not thereafter have any further right to terminate this Agreement under the provisions of Section 4.2. If during such additional thirty days, the Licensing Contingency is not satisfied, Buyer may terminate this Agreement only by written notice to Seller and Escrow Agent prior to the end of such additional thirty days that in Buyer's good faith judgment, the Licensing Contingency cannot be satisfied by the Closing. In the event of such termination all but $100 of the Earnest Money shall be returned to Buyer which $100 shall be retained by Seller as consideration for this Agreement. Buyer's failure to timely provide such notice of termination shall be a waiver of Buyer's right to terminate this Agreement pursuant to the provisions of this Section 4.3.

         4.4 TERMINATION. In the event of any termination of this Agreement pursuant to the provisions of this Article 4, the parties shall have no further rights or liabilities or obligations hereunder except for any provisions hereof which by their terms specifically survive termination of this Agreement.

         4.5 ACCESS TO REAL PROPERTY. Buyer and its representative shall have the right to enter the Real Property during the Review Period upon the following terms and conditions. Buyer may conduct any inspections or investigations during business hours provided that Buyer shall not interfere with the operations of the Business. Seller shall be entitled to a copy of any final (or most recent draft if not finalized) reports, studies or assessments regarding the physical or environmental condition of the Real Property or Improvements or other Assets, without any cost or expense to Seller. Buyer shall always obtain Seller's express prior permission to enter the Real Property and Seller shall at all times have a right to have its representative present, provided that Seller shall not unreasonably delay Buyer's access. Without Seller's prior written consent, which shall not be unreasonably withheld or delayed, Buyer shall not be entitled or permitted to perform or cause to be performed any invasive actions or drilling of the Real Property, Improvements, Equipment or Systems. Buyer shall indemnify, defend and hold Seller and Company harmless from and against any Losses which directly or indirectly arise out of Buyer's activities at the Real Property or the Business before Closing, including without limitation any costs, expenses and reasonable attorneys' fees incurred by Seller in connection with defending against or clearing Seller's or

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Company's title to the Real Property of such claims, liens, Actions or obligations. The foregoing indemnity shall survive the expiration or termination of this Agreement and the Closing. Buyer covenants that it shall have and shall determine that its agents and consultants who come on to the Real Property have workers compensation insurance with satisfactory limits of coverage and commercial general liability insurance with limits of not less than $2 million for personal injury including bodily injury and death and property damage.

         4.6 TITLE REVIEW. Prior the end of the Review Period, Buyer shall, at its cost, provide the Title Company and Seller with a current ALTA Survey sufficient to issue the Title Policy and determine in its sole discretion whether the endorsements that Buyer desires to be issued in connection with the Title Policy as described in Section 5.4 will be issued to Buyer's satisfaction. In the event Buyer gives its unconditional notice of continuation of the Agreement prior to the end of the Review Period as provided in Section 4.2, such notice shall be a waiver of Buyer's right to require such endorsements, unless prior to the end of the Review Period, Buyer has provided Seller with a written acknowledgment from the Title Company confirming that such endorsements will be issued by the Title Company as part of the Title Policy.

                                    ARTICLE 5

                                     CLOSING

         5.1 TIME AND PLACE OF CLOSING. Unless otherwise agreed to by the parties, the Transactions shall be closed within 30 days following the completion of the Review Period or the thirty day extension period provided for in Section 4.3 for satisfying the Licensing Contingency, if timely elected, whichever is later but no later than five (5) months from the date of this Agreement (the "Closing"), at the offices of Escrow Agent at 10:00 a.m. Phoenix Arizona Time. The date on which the Closing occurs is referred to as the "Closing Date." Buyer may, at Buyer's option and even though the Review Period, including any extension of the Review Period for satisfaction of the Licensing Contingency, has not expired, elect to close the Transactions at any time (on a business day) by giving written notice ("Closing Notice") to Seller and Escrow Agent at least fourteen (14) days prior to Buyer's designated date for Closing, and the Closing Notice shall be deemed to be Buyer's unconditional notice, pursuant to Section 4.2, of Buyer's election to continue this Agreement and Buyer's waiver of any rights to have Seller remedy any defect in the Operating Condition of the Assets, unless prior to Buyer giving the Closing Notice, Seller has received Buyer's Defect Notice relating thereto, pursuant to Section 4.2.1.

         5.2 DELIVERIES BY SELLER. At the Closing, Seller shall deliver to Buyer, all duly executed:

              5.2.1 the Deed in the form attached as EXHIBIT 5.2.1(A) conveying the Real Property and Improvements to Buyer and a General Conveyance, Assignment and Bill of Sale in the form of EXHIBIT 5.2.1(B) (the "Bill of Sale");

              5.2.2 certified copies of resolutions of the Executive Committee of the Board of Directors of Seller authorizing the execution of this Agreement, the sale of the

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Assets to Buyer, and the consummation of the Transactions, along with the bylaws and an incumbency certificate of Seller, and a resolution of the Board of Directors of Company authorizing the transfer of the Assets to the Seller.

              5.2.3 an opinion of counsel for Seller and Company in substantially the form of EXHIBIT 5.2.3;

              5.2.4 a Covenant not to Compete Agreement for Seller in the form of EXHIBIT 5.2.4 (the "Noncompetition Agreement");

              5.2.5 a closing certificate in the form of EXHIBIT 5.2.5 signed by a duly authorized officer of Seller;

              5.2.6 all original, executed Consents which Seller has obtained prior to Closing;

              5.2.7 a marked-up bringdown of the Title Report evidencing the Title Company's commitment to issue the Title Policy;

              5.2.8 a Certificate in the form of EXHIBIT 5.2.8 stating, under penalty of perjury, that Seller is not a "foreign person" as defined under the Code or other appropriate evidence that Buyer is not required to withhold Taxes under Section 1445(a) of the Code;

              5.2.9 copies of all documents conveying (or having the legal effect of conveying) all of the Assets owned, leased or licensed by Company from Company to Seller prior to Closing, including, without limitation, the conveyance of any transferable Material Permits from Company to Seller, if such transfer is necessary in order for Buyer to obtain such Material Permit, and all Consents of Governmental Authorities obtained in connection therewith; and

              5.2.10 any instruments necessary to transfer to Buyer any of Seller's or Company's interest in and control of the Horsemen's Account.

              5.2.11 such other documents or instruments as Escrow Agent or Buyer may reasonably request.

         5.3 DELIVERIES BY BUYER. At the Closing, Buyer shall deliver to Seller, all duly executed (where applicable):

              5.3.1 the portion of the Purchase Price set forth in Section 3.1.2, as adjusted pursuant to Section 3.3;

              5.3.2 the Bill of Sale;

              5.3.3 an opinion of counsel for Buyer in substantially the form of
EXHIBIT 5.3.3;

              5.3.4 the Non-Competition Agreement;

              5.3.5 a closing certificate in the form of EXHIBIT 5.3.5;

              5.3.6 certified copies of resolutions of the appropriate governing body of Buyer authorizing the execution of this Agreement, the purchase of the Assets by Buyer and the consummation of the Transactions, along with a copy of Buyer's Certificate of Limited Partnership and Agreement of Limited Partnership or any other applicable governing documents;

              5.3.7 In the case where the original Buyer's rights under this Agreement are assigned in accordance with and not in violation of this Agreement, an original assignment document executed by the original Buyer and the transferee, reflecting the assignment of all the Buyer's right, title and interest in this Agreement, pursuant to the provisions of Section 17.1;

              5.3.8 copies of any and all consents, waivers or approvals obtained from governmental authorities or other third parties with respect to the transfer of the Assets, the consummation of the Transactions or the operation of the Business by Buyer, including but not limited to evidence of the satisfaction of the Licensing Contingency; and

              5.3.9 such other documents or instruments as Escrow Agent or Seller may reasonably request.

         5.4 TITLE POLICY. Subject to the provisions of Section 4.6, Seller shall cause the Title Company to furnish to Buyer an ALTA extended Owner's Policy of Title Insurance in an amount equal to the portion of the Purchase Price allocated to the Real Property and Improvements as determined pursuant to
Section 3.4, insuring marketable fee simple title to the Real Property subject only to Permitted Encumbrances (a) through (e) (the "Title Policy"), including, at Buyer's cost, (a) an endorsement insuring Buyer that there are no violations of any restrictive covenants, conditions or restrictions affecting the Real Property; (b) an endorsement insuring there are no encroachments by any improvement onto the Real Property, any easements, or any building lines or setbacks affecting the Real Property, or onto any adjacent property other than those shown on the Survey; (c) if applicable, survey, patent, and water rights endorsements; (d) an access endorsement insuring that the Real Property has direct access to a public road or highway; (e) an endorsement that all parcels of the Property form one contiguous parcel; (f) a zoning endorsement and (g) any other endorsements that Buyer shall reasonably request.

         5.5 INTENTIONALLY OMITTED.

         5.6 PRORATIONS.

              5.6.1 TAXES AND RENT. The parties shall prorate and apportion, on a calendar year basis, as of the close of business on the Closing Date, the real estate taxes and assessments, both general and special, for the Real Property and personal property taxes based upon the last available tax statement. Seller shall be responsible for all such taxes and assessments relating to periods prior to and including the Closing Date and Buyer shall be responsible for all such taxes and assessments relating to periods after the Closing Date. In the event that the actual property taxes payable are not ascertainable as of the Closing Date, then the parties will prorate such taxes on the basis of the latest available tax bill and will make such post-closing adjustment as may be necessary when the actual taxes are determined. With respect to the leases of spaces in the recreational vehicle park located upon the Real Property, the parties shall prorate rent, rent taxes and any other amounts due under the applicable lease. Seller shall receive all rent for periods prior to and through the Closing Date and Buyer shall receive all rent for the periods after the Closing Date. If rents relating to the period prior to and through the Closing Date are received by Buyer, Buyer shall promptly remit them to Seller.

              5.6.2 UTILITIES. All utilities including gas, water, sewer, electricity, telephone and other utilities supplied to the real property and used in the Business shall be prorated as of the Closing Date, with Seller being responsible for the period prior to and including the Closing Date and Buyer being responsible for the period after the Closing Date. To the extent possible, Buyer and Seller will make arrangements for all utilities serving the Business or any of the Assets to be transferred to Buyer's name as of Closing, any transfer fees shall be shared equally by Buyer and Seller, and Seller shall receive any deposits or a credit at Closing for an amount equal to such deposits. All meters shall be read as of the Closing Date.

              5.6.3 PREPAID REVENUES AND EXPENSES. Prior to the Closing Date, Seller shall prepare and deliver to Buyer a calculation of the income and expense prorations for the Business based on a balance sheet of the relevant items (the "Closing Balance Sheet") dated as of the last day of the month immediately preceding the month in which the Closing occurs. The Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles consistently applied and shall reflect Seller's good faith and fair estimate of the specific data as of the date indicated. The Closing Balance Sheet shall be used to make a proration of income and expense items on the Closing Date. If requested by Buyer, Seller shall also deliver the supporting schedules for such calculation. Seller shall be deemed the owner of the Business and the Assets for purpose of such prorations through the Closing Date. Any prepaid revenues relating to the period after the Closing Date shall be credited to Buyer.

              5.6.4 OTHER PRORATIONS AND ADJUSTMENTS. In addition to the prorations and adjustments provided elsewhere in the Agreement, at the Closing Buyer and Seller shall prorate all amounts due under the Contracts and Agreements not dealt with elsewhere in this Agreement so that Seller shall be responsible for amounts prorated through the Closing Date and Buyer shall be responsible for all amounts after the Closing Date. Seller shall pay the standard coverage portion of the premium for the Title Policy and Buyer shall pay the balance including the cost of the extended ALTA coverage, the survey and endorsements. Each party shall pay one-half of the fees of Escrow Agent and other Closing costs not specified herein shall be allocated in the customary manner in Maricopa County, Arizona, as determined by Escrow Agent.

              5.6.5 POST-CLOSING REPRORATION. Promptly after the Closing Date, Seller will prepare and within sixty (60) days after the Closing Date deliver to Buyer a calculation of the final income and expenses of the Business based on a balance sheet of the relevant items as of the Closing Date (the "Final Balance Sheet") together with any supporting schedules for such calculations as requested by Buyer. Seller shall pay Buyer an amount equal to the decrease, if any, between the net amount reflected on the Final Balance Sheet as compared with that reflected on the Closing Balance Sheet or Buyer shall pay Seller an amount equal to the increase, if any, between the net amount reflected on the Final Balance Sheet as compared to that reflected on the Closing Balance Sheet. Any such payment shall be made by wire transfer or certified or bank cashier's check within ten days after delivery of the Final Balance Sheet.

              5.6.6 HIRED EMPLOYEE WAGES. Pursuant to Section 10.2.3, Buyer shall receive a credit in the amount of all accrued bonuses, all earned but unused vacation and all Social Security Taxes, Medicare Taxes, FICA, and payroll expenses in respect of the same.

              5.6.7 DISPUTE. If Buyer in good faith reasonably disputes any amount specified on the Closing Balance Sheet or the Final Balance Sheet, Buyer shall in the case of the Closing Balance Sheet, prior to Closing and in the case of the Final Balance Sheet, within five (5) business days following receipt of the Final Balance Sheet, give Seller notice of its objection to the Closing Balance Sheet or Final Balance Sheet, as the case may be, specifying in reasonable detail the nature and extent of the objection. If the parties are unable to resolve the dispute within fifteen (15) business days after Buyer's receipt of the Final Balance Sheet, then the issues in dispute will be submitted for resolution to a "Big Five" Accounting firm mutually acceptable to Buyer and Seller ("Accounting Firm"). If the issues in dispute are submitted to the Accounting Firm for resolution, each party will furnish to the Accounting Firm such workpapers and other documents and information relating to the disputed issues as the Accounting Firm may request and are available to that party (or its independent public accountants), and will be afforded the opportunity to present to the Accounting Firm any material relating to the determination and to discuss the determination with the Accounting Firm. The Accounting Firm shall make the final determination of the Closing Balance Sheet and Final Balance Sheet, as the case may be, and such determination will be binding and conclusive on the parties, and Seller and Buyer will each bear fifty percent (50%) of the fees of the Accounting Firm for such determination.

         5.7 TAX COMPLIANCE CERTIFICATE. Seller shall obtain, prior to Closing (and as a condition to Closing) pursuant to Arizona Revised Statutes ss. 42-1110B, a certificate from the Arizona Department of Revenue that Seller has paid all sales taxes due under Titles 42 and 43 of the Arizona Revised Statutes and provide the same to Buyer.

                                   ARTICLE 6

                                CERTAIN COVENANTS

         6.1 FURTHER ASSURANCE. From time to time from and after the date of this Agreement and without further consideration, the parties to this Agreement shall each deliver or cause to be delivered to any other party, at such times and places as shall reasonably be requested, such additional instruments as any of the others may reasonably request for the purpose of carrying out this Agreement and the Transactions. Buyer and Seller agree, without further consideration, to cooperate and to use reasonable efforts to have their respective officers and employees cooperate from and after the date of this Agreement in connection with obtaining all necessary permits and approvals and in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods before Closing.

         6.2 TRANSITION. Seller shall not take any action that is designed or intended to have the effect of (a) discouraging any customer or business associate of Company from maintaining the same business relationships with Buyer after the Closing that such customer or business associate maintained with Company before the Closing, or (b) interfering with Buyer's operation of the Business after the Closing. Seller shall refer all customer inquiries relating to the Business to Buyer from and after the Closing. Further, Seller agrees that for a period of 90 days following the Closing Date, it will, without additional consideration, consult with Buyer for the orderly transition of the operations of the Business from Seller to Buyer. Seller shall not, for a period of 24 months after Closing, hire or attempt to hire any Hired Employee (excluding any Hired Employee who has not been employed in the Business for three months or more) without the prior written consent of Buyer.

         6.3 CONTACT WITH GOVERNMENT OFFICIALS. Seller shall use its reasonable commercial efforts to cooperate with Buyer in making contact with (a) the appropriate Governmental Authorities and officials having information about or jurisdiction over Seller, the Business, or the Assets, including with respect to Permits, to assist Buyer in completing its regulatory evaluation of the Business and the Assets and securing any consents necessary with respect to the Permits or in securing new permits; and (b) the other parties under the Contracts and Agreements to secure any Consents necessary with respect thereto. Seller shall use its reasonable commercial efforts to obtain all Consents necessary with respect to the Contracts and Agreements before the Closing.

         6.4 CONSUMMATION OF TRANSACTIONS. Buyer shall use its reasonable commercial efforts to take all actions necessary to consummate the Transactions, including but not limited to obtaining satisfaction of the Licensing Contingency (as described in Section 4.3), making all regulatory filings, and assisting Seller in obtaining any Consents.

         6.5 EXCHANGE COOPERATION. Buyer and Seller each acknowledge that the other may transfer or acquire certain of the Assets as part of a tax-deferred exchange pursuant to Section 1031 of the Internal Revenue Code, and that either party has the right to restructure all or a part of the within Transaction as provided in Internal Revenue Code ss. 1031 as a concurrent or delayed (non-simultaneous) tax deferred exchange for its benefit. Each party agrees to cooperate, and if requested by the other, to accommodate the other in any such exchange, provided that (i) such cooperation and/or accommodation shall be at no further cost or liability to the other party and such exchanging party shall hereby indemnify the other in connection therewith; and (ii) the restructuring of the within Transaction shall not prevent nor delay the Closing beyond the Closing Date. Either party, in electing to structure the sale as an exchange, shall have the right to substitute another entity or person, who will be such party's accommodator in such party's place and stead. Buyer and Seller acknowledge and agree that such substitution will not relieve the herein named Buyer and Seller of any liability or obligation hereunder, and each shall have the right to look solely to said herein named Buyer and Seller, as the case may be, with respect to the obligations of such party under this Agreement.

              6.5.1 LOT SPLIT. In the event Buyer desires to modify the legal description of the Real Property in order to divide the existing parcels to create the parcels described in SCHEDULE 6.5.1 Seller agrees to cooperate with Buyer, at Buyer's expense, in preparing and processing a lot split application provided that Seller shall not incur any liability or expense therefor or arising therefrom and that, prior to Closing, the Real Property shall not become subject to any requirements or impositions resulting therefrom without Seller's prior written consent, which may be withheld in Seller's sole discretion. Notwithstanding any provisions of this Agreement, if Buyer's investigations or inquiries with Governmental Authorities in connection with a proposed lot split result in any notice of violation, Seller shall have no obligation or liability therefor.

         6.6 TAX COOPERATION. After the Closing, the parties shall, and shall cause their respective Affiliates to, cooperate with each other in the preparation of all tax returns and shall provide, or cause to be provided, to such other party any records and other information reasonably requested by such party in connection therewith as well as access to, and the cooperation of, the auditors of such other party and its Affiliates. After the Closing, the parties shall, and shall cause their respective Affiliates to, cooperate with the other party in connection with any tax investigation, tax audit or other tax proceeding relating to the Business, including Buyer making its employees available to testify on the behalf of Seller or Company in connection with any such investigation, audit or other proceeding. Any information obtained pursuant to this Section relating to taxes shall be kept confidential by the other party.

                                   ARTICLE 7

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer that the statements contained in this Article 7, except as set forth in the Disclosure Schedules, are correct and complete as of the date of this Agreement. The representations and warranties contained in this Article 7 shall survive Closing for the period described in Section 14.1.

         Wherever a representation or warranty in this Agreement is qualified as having been made "to the best of Seller's knowledge," or based on the knowledge of Seller such phrase or equivalent phrase shall mean the actual knowledge (without any duty to investigate or inquire) of R.D. Hubbard, G. Michael Finnigan, Randy Fozzard and Carl Edward Prince.

         7.1 ORGANIZATION; AUTHORITY; NAME.


              7.1.1 Seller and Company is each a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Company is, and at Closing, Seller will be, duly authorized, qualified and licensed under all applicable Laws, regulations, ordinances and orders of public authorities to carry on the Business in the places and in the manner as presently conducted, except for where the failure to be so authorized, qualified or licensed would not have a Material Adverse Effect.

              7.1.2 Seller has the full legal right, power and authority to enter into this Agreement and to consummate the Transactions, subject to obtaining the Consents. All corporate action of Seller necessary to approve the Transactions has been taken.

         7.2 NO CONFLICT. The execution, delivery and performance of this Agreement by Seller and the consummation of the Transactions do not and will not: (a) violate, conflict with or result in the breach of any provision of Seller's Certificate of Incorporation or

Bylaws; (b) provided that (i) all Consents to the transfer of the Permits are obtained, as described in SCHEDULE 7.15.1, (ii) all Material Permits are obtained by Buyer and (iii) all requirements under the Hart-Scott-Rodino Act, if applicable, are complied with, conflict with or violate any Law or Governmental Order applicable to the Assets, the Business, or Seller, or any of their respective assets, properties or businesses which conflict or violation would have a Material Adverse Effect; or (c) except as set forth in SCHEDULE 7.2(C) or
SCHEDULE 7.15.1, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time would become a default) which would have a Material Adverse Effect under, require any Consent which if not obtained would have a Material Adverse Effect under, or give to any other Person any rights of termination, amendment, acceleration, suspension, revocation or cancellation which would have a Material Adverse Effect of, or result in the creation of any Encumbrance on the Assets which would have a Material Adverse Effect pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, sublease, license, permit, authorization, franchise or other instrument or arrangement relating to the Business to which Seller or Company is a party or by which any of the Assets are bound.

         7.3 FINANCIAL STATEMENTS; BOOKS AND RECORDS. The Financial Statements:
(a) were prepared in accordance with Company's books of account and other financial records; (b) present fairly in all material respects the Business' financial condition and results of operations and cash flows as of the dates thereof or for the periods covered thereby, subject in the case of the unaudited Financial Statements to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, have a Material Adverse Effect); and (c) have been prepared in accordance with generally accepted accounting principles consistently applied, except, (1) in the case of the unaudited Financial Statements, for the lack of explanatory footnote disclosures and (2) no income Taxes have been reflected thereon.

         7.4 INVENTORIES AND SUPPLIES. The Inventories and Supplies are in good and usable condition and are suitable and usable for the purposes for which they are intended in the Business, in all material respects.

         7.5 INTELLECTUAL PROPERTY RIGHTS.


              7.5.1 SCHEDULE 7.5.1 sets forth: (a) all registrations for Intellectual Property Rights and all pending registrations and applications therefor, that Seller or Company has owned, used or licensed in connection with the operation of the Business during the last five (5) years, indicating which are owned and which are licensed; (b) all contracts, agreements or other arrangements under which Seller has granted, or is obligated to grant, rights to others to use, reproduce, market or exploit any Intellectual Property Rights; and (c) all names, assumed or otherwise, under which Seller has conducted the Business in the last three (3) years.

              7.5.2 To the best of Seller's knowledge, Seller is not infringing upon or otherwise acting adversely to the right or claimed right, of any Person under or with respect to any Intellectual Property Rights which would have a Material Adverse Effect, nor has Seller received written notice of any such claim which has not been resolved.

         7.6 TANGIBLE PERSONAL PROPERTY.

              7.6.1 SCHEDULE 2.1.3 is a complete and accurate list in all material respects of all Equipment required in the operation of the Business and
SCHEDULE 2.1.4 is a complete and accurate list in all material respects of all Other Tangible Personal Property required in the operation of the Business.

              7.6.2 Except as provided on SCHEDULE 4.2.2 and SCHEDULE 7.6.2, the Equipment, Other Tangible Personal Property and other of the Assets constituting tangible personal property which are used in the operation of the Business (and excluding such items as non-operating motor vehicles not currently used in the Business and other items of Equipment which have been replaced and are no longer used in the Business) are in Operating Condition.

              7.6.3 Company or Seller either owns all of the Assets constituting tangible personal property or leases them under an agreement, which lease agreement is indicated on SCHEDULE 2.1.6. Seller has not: (a) received any written notice of cancellation or termination under such lease; or (b) received any written notice of a breach or default under such lease, which breach or default has not been cured. To the best of Seller's knowledge, neither Seller nor any other party to such lease, is in breach or default in any material respect, and no event has occurred that, with notice or lapse of time would constitute such a material breach or default or permit termination, modification or acceleration under such lease.

         7.7 REAL PROPERTY.


              7.7.1 SCHEDULE 2.1.1 sets forth a complete and accurate legal description of the Real Property. At Closing, Seller will have good and marketable fee simple title to the Real Property free and clear of any and all Encumbrances, other than Permitted Encumbrances and other Encumbrances that do not adversely affect the use of such Real Property in the Business.

              7.7.2 Except as provided on SCHEDULE 4.2.2 and SCHEDULE 7.6.2, the Real Property and Improvements are in Operating Condition.

              7.7.3 Company presently enjoys peaceful and quiet possession of the Real Property and Improvements and to the best of Seller's knowledge, there is no condemnation or eminent domain proceeding pending or threatened against any of the Real Property or Improvements.

              7.7.4 To the best of Seller's knowledge, except for Laws, the Permitted Encumbrances, the matters disclosed in this Agreement and the Disclosure Schedules, there are no unrecorded contracts, leases or other agreements affecting the title, occupancy or development of the Real Property and Improvements, and no Person has any right of first refusal, option or the right to acquire all or any part of the Real Property.

              7.7.5 Seller is not a "foreign person" as the term is defined in
Section 1445 of the Code.

         7.8 CONTRACTS.

              7.8.1 SCHEDULE 2.1.6 is a complete and accurate list of the Contracts and Agreements as of the date of this Agreement, true and complete copies of which will be made available to Buyer under Section 4.1.3. None of the Contracts and Agreements listed on SCHEDULE 2.1.6 has been amended, except as provided in SCHEDULE 2.1.6. To the best of Seller's knowledge, all Contracts and Agreements are in full force and effect and are valid, binding and enforceable against the respective parties thereto in accordance with their respective terms, and to the best of Seller's knowledge, Seller is not in default in, nor has there occurred an event or condition (other than Seller's execution and delivery of or performance under this Agreement) which, with the passage of time or the giving of notice, would constitute a default with regard to the payment or performance of any obligation under any Contract or Agreement, which default would have a Material Adverse Effect.

              7.8.2 Except as set forth on SCHEDULE 7.2(C), none of the Material Contracts and Agreements requires the Consent of any Person for such Contract and Agreement to be assigned to Buyer under this Agreement.

         7.9 INSURANCE POLICIES. All insurance policies described in SCHEDULE
4.1.13 are in full force and effect and shall remain (or be replaced by similar coverage) in full force and effect through the Closing Date.

         7.10 EMPLOYEES; EMPLOYEE BENEFITS. SCHEDULE 7.10 is a complete and accurate list of all Employees, their date of hire and their rate of compensation as of the date of this Agreement (including a breakdown of the portion thereof attributable to salary, bonus and other compensation, respectively). Neither Seller nor Company maintains a Plan with respect to the Employees except as disclosed on SCHEDULE 7.10 (a true, correct and complete copy of which is to be delivered to Buyer as required under Section 4.1.10) and to the best of Seller's knowledge, Seller and Company are in compliance with all Laws with respect to such Plans.

         7.11 LABOR MATTERS. No collective bargaining or other labor union contracts apply to Company's Employees. To the best of Seller's knowledge, there are no union organized activities with respect to the Business undertaken during the prior five years.

         7.12 COMPLIANCE WITH LAW. Except as disclosed in SCHEDULE 7.12 and
SCHEDULE 7.15.2, (a) to the best of Seller's knowledge, Company has conducted and continues to conduct the Business in accordance with and in compliance with all applicable Laws, Permits and Governmental Orders in effect on the date of this Agreement, (b) there is no violation of any applicable Law, Permit or Governmental Order in effect on the date of this Agreement which will result in a Governmental Authority ordering (i) that horse racing cease at the Real Property within one (1) year after the Closing, or (ii) that such violation be cured as a condition to such Governmental Authority not requiring that horse racing cease at the Real Property within one (1) year after the Closing, and (c) neither Seller nor Company has received any current written citation or written notice that (1) Seller or Company is under investigation or (2) subject to other form of Action relating to the Assets or the Business with respect to any applicable Law. Notwithstanding the foregoing, Seller shall have no liability hereunder if a Governmental Authority shall require that horse racing cease at the Property, conditionally or unconditionally, if such requirement is a result of Buyer's or any other Person's operation of the Business or the Real Property in a manner other than as operated by Company or Seller within the year prior to the Closing. To the best of Seller's knowledge, all Employees required to hold licenses or permits for the operation of the Business are so licensed or permitted and qualified to hold such licenses.

         7.13 TAXES. Seller (i) has filed or will file in true and correct form all Tax returns required to be filed by it, and (ii) has timely paid or has made appropriate provision for on its balance sheet (in accordance with generally accepted accounting principles) all material Taxes whether or not shown to be due on or with respect to such Tax returns or claimed to be due from it by any governmental authority with respect to any liability for Taxes, except in the case of clauses (i) or (ii) for failures which would not reasonably be expected to result in a Material Adverse Effect. There are no Tax liens upon any of the Assets, except for current taxes not yet due.

         7.14 LITIGATION. Except as set forth on SCHEDULE 7.14, no Action as to which legal process has been served on Seller or Company is pending and, to the best of Seller's knowledge, no Action has been threatened against Seller or Company relating to the Assets or the Business, at law or in equity, which is reasonably likely to result in a Material Adverse Effect. Also listed on
SCHEDULE 7.14 are all instances where Seller or Company is the plaintiff, or complaining or moving party, in any Action related to the Assets or the Business.

         7.15 PERMITS; HAZARDOUS MATERIALS.


              7.15.1 SCHEDULE 7.15.1 identifies all Material Permits that will require the Consent of any Governmental Authority to consummate the Transactions. To the best of Seller's knowledge, Company currently holds all Permits, including Environmental Permits, necessary for the current use, occupancy and operation of each Asset and the conduct of the Business, and all such Permits are in full force and effect, except where the failure to have such Permit in full force and effect would not have a Material Adverse Effect. Neither Seller nor Company has received any written notice from any Governmental Authority revoking, canceling, rescinding, materially modifying or refusing to renew any Material Permit or providing written notice of violations under any Environmental Law which notice has not been satisfactorily resolved.

              7.15.2 Except as disclosed on SCHEDULE 7.15.2, to the best of Seller's knowledge, there have been no Releases into the Environment or onto or under the Real Property or any other real property now or in the past owned, leased or used by Seller of any Hazardous Materials in violation of any law, rule or regulation. Except as disclosed on SCHEDULE 7.15.2, no Encumbrance has been imposed against Seller or any of the Assets under any Environmental Law and, to the best of Seller's knowledge, no facts or circumstances exist which could reasonably be expected to give rise to the imposition of any such Encumbrance. Except as disclosed on SCHEDULE 7.15.2, to the best of Seller's knowledge, no portion of the Real Property is listed on the CERCLIS list or the National Priorities List of Hazardous Waste Sites. Seller has not received written notice that it is listed as a potentially responsible party with respect to the Assets or Business or as a result of the operation of the Assets or Business under any Environmental Law.

              7.15.3 Except as disclosed on SCHEDULE 7.15.2, to the best of Seller's knowledge, any underground or above-ground storage tanks, and piping associated with such tanks, containing Hazardous Materials, petroleum products or wastes or other hazardous substances regulated by 40 CFR 280 or other Environmental Law located on the Real Property now or in the past owned, leased or used by Seller or Company, have been used and maintained in material compliance with all Environmental Laws. To the best of Seller's knowledge,
SCHEDULE 7.15.2 also designates the location of each underground and above ground storage tank and the location of documentation concerning each such tank.

              7.16 TOTALITY OF ASSETS. Except as disclosed in SCHEDULE 7.16, Company has, and at the Closing Seller will have, good and marketable title to the Assets, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in all such Assets, free and clear of all Encumbrances other than Encumbrances which will be removed at Closing, Permitted Encumbrances and other Encumbrances that do not adversely affect the use of such Assets in the Business. The Assets (other than the Excluded Assets) constitute all the assets and rights forming a part of, used in or held for use in the conduct of, the Business.

                                   ARTICLE 8

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants that the statements contained in this
Article 8: (a) are correct and complete as of the date of this Agreement; and
(b) will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 8). The representations and warranties contained in this
Article 8 shall survive Closing for the period described in Section 14.1.

         8.1 AUTHORITY. Buyer has the full legal right, power and authority to enter into this Agreement and to consummate the Transactions. All action of Buyer necessary to approve the Transactions has been taken.

         8.2 GOVERNMENTAL CONSENTS AND APPROVALS. Except for Hart-Scott-Rodino Act approval, if applicable, the execution, delivery and performance of this Agreement by Buyer do not and will not require any Consent or other action by, filing with, or notification to, any Governmental Authority.

         8.3 BINDING AGREEMENT. Buyer has duly executed and delivered this Agreement, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

         8.4 EFFECT OF AGREEMENT. The execution, delivery and performance by Buyer of this Agreement, and the consummation by it of the Transactions, will not violate any governing documents of Buyer or any law, regulation, order, judgment, award or decree of any Governmental Authority or any material indenture, material agreement or other material instrument to which Buyer is a party, or by which Buyer or its properties or assets are bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, security interest or encumbrance of any nature whatsoever upon any of the properties or assets of Buyer, except to the extent the effect of any such violation, breach or default will not be materially adverse to Buyer's ability to fulfill its obligations under this Agreement.

         8.5 FINANCING. Buyer has $25 million (through cash on hand and/or existing credit arrangements) committed as equity and has an acceptable proposal dated February 10, 2000 from Bank One Arizona N.A. to provide sufficient financing to consummate the Transactions. Buyer agrees to accept the Bank One financing proposal if Buyer does not accept any other financing proposal sufficient to consummate the Transactions. This Agreement and Buyer's obligations hereunder are not contingent upon Buyer obtaining financing.

         8.6 INVESTIGATION OF THE ASSETS AND BUSINESS. Except as expressly provided in this Agreement, Buyer is purchasing the Assets without any warranties, representations or guaranties, either express or implied, from or on behalf of Seller, including, but in no way limited to, any warranty of condition, merchantability, habitability or fitness for a particular use or purpose, marketability, prospects for future development or compliance with Law, and Buyer hereby expressly waives any implied warranties or representations relating to the Assets or any matter affecting the Assets or the Business other than those expressly provided in this Agreement. Buyer has heretofore undertaken and will as of the Closing Date have made all such inquiries and investigations regarding the Assets and all matters relating thereto and to the Business as Buyer deems necessary or appropriate under the circumstances, without waiving, except as otherwise provided in this Agreement, its right to rely on the representations and warranties of Seller expressly set forth in this Agreement. All material prepared by third parties and delivered to Buyer by Seller, Company, the agents of either, or any other Person acting for or on behalf of Seller, whether in the form of maps, surveys, reports, studies, and all other review matters have been furnished by Seller to Buyer solely as a courtesy, and neither Seller nor its agents has verified the accuracy of such information or the qualifications of the Persons preparing such information.

         8.7 LICENSING. Buyer knows of no facts, which, if known to any applicable regulator, including but not limited to the Arizona Racing Commission, Arizona Gaming Commission and Nevada Gaming Board, could reasonably be expected to disqualify Buyer (or any of its officers, directors, shareholders, partners, members, employees or other personnel, that may be required to be licensed) from licensing under any applicable Law, including but not limited to Arizona and Nevada gaming and/or racing laws, or which would prevent or materially delay the grant of licenses or approvals which are the subject of the Licensing Contingency or necessary for Buyer to consummate the Transactions. Buyer knows of no reason why Buyer (or any of its officers, directors, shareholders, partners, members, employees or other personnel, that may be required to be licensed) would be denied any license or approval necessary to consummate the Transactions or of any reason why such licensing or approval would be materially delayed.

         8.8 CONDITION OF ASSETS. Except as set forth in SCHEDULE 4.4.2,
SCHEDULE 7.12, SCHEDULE 7.6.2 and SCHEDULE 7.15.2, Buyer knows of no fact or circumstance which would make the representations and warranties in Section 7.6.2, Section 7.7.2 and
Section 7.12 untrue or incorrect.

                                   ARTICLE 9

                       COVENANTS OF SELLER BEFORE CLOSING

         9.1 ACCESS TO LAND AND RECORDS. Between the date of this Agreement and the Closing Date, subject to Buyer's compliance with the terms and conditions set forth in Section 4.5, Seller shall: (a) at reasonable times and upon reasonable notice, grant Buyer and its representatives access to the Real Property (including for the purpose of performing testing, inspections and other procedures considered desirable by Buyer), the Assets and the books and records of Company, (b) furnish Buyer with such additional financial and operating data and other information as to the Assets and the Business as Buyer may reasonably request, including audited financial statements for the Business as they become available in the ordinary course of the Business, (c) if to Seller's knowledge, there exists a fact or circumstance which would make a representation or warranty of Seller in this Agreement untrue at the Closing, promptly give notice of such fact or circumstance to Buyer; and (d) cooperate with Buyer and its representatives in the preparation of any documents or other material which may be required by any Governmental Authority in connection with the consummation of the Transactions.

         9.2 ACTIVITIES OF SELLER BEFORE CLOSING. Until the Closing, Seller shall:


              9.2.1 maintain the Assets in all material respects in the same working order and condition (ordinary wear and tear excepted), subject to the provisions of Section 17.17, as the Assets are in as of the date of this Agreement;

              9.2.2 timely perform all of its obligations under the Contracts and Agreements;

              9.2.3 keep in full force and effect present (or reasonably comparable) insurance policies, bonds, letters of credit or other insurance coverage for the Real Property, Improvements, other Assets and the operation of the Business;

              9.2.4 use its commercially reasonable efforts consistent with its past practices to preserve intact the Assets, subject to the provisions of
Section 17.17, and to keep available the services of its Employees and maintain good relationships with suppliers, customers and others having business relationships with Company;

              9.2.5 cooperate with Buyer to promptly prepare the necessary documents so that the Transactions may be closed on or before the Closing Date;

              9.2.6 maintain the amounts of Inventory and Supplies, consistent with the prior practices of Seller with respect to inventory and supplies maintained during periods when the Business is running (i.e. during the time of year when races are held at the Turf Paradise facility).

              9.2.7 provide reasonable assistance to Buyer to provide for an orderly transfer of the Assets from Seller to Buyer, without incurring any liability by reason thereof.

              9.2.8 Otherwise conduct Business as it is currently being conducted and consistent with past practices.

         9.3 PROHIBITED ACTIVITIES BEFORE CLOSING. Until the Closing, Seller shall not, other than in the ordinary course of operation of the Business, without the prior written consent of Buyer:

              9.3.1 cause any new Encumbrance upon any Asset which will not be released at Closing;

              9.3.2 breach, amend or terminate any of its material Contracts and Agreements in any material manner or fail to maintain the Business, the Assets or the quality of customer service consistent with past practice which failure would have a Material Adverse Effect; or

              9.3.3 enter into any transaction outside the ordinary course of the Business or otherwise prohibited under this Agreement.

         9.4 STANDSTILL AGREEMENT. Seller shall not, directly or indirectly, solicit offers for the Real Property or the Business (including the Assets in the aggregate). In the event Seller receives an unsolicited offer, Seller may indicate that it will not respond to such offer because of the existence of this Agreement.

                                   ARTICLE 10

                        ADDITIONAL AGREEMENTS OF PARTIES

         10.1 HART-SCOTT-RODINO ACT. If applicable, each of Buyer and Seller undertake and agree to file as soon as practicable, and in any event within 15 days after the date of this Agreement, a Notification and Report Form with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "DOJ") that complies with the provisions of the Hart-Scott Rodino Act. Each of Buyer and Seller shall respond as promptly as practicable to any requests received from the FTC or the DOJ for additional information or documentation and to all inquiries and requests received from any state attorney general or other Governmental Authority in connection with antitrust matters.

         10.2 EMPLOYMENT MATTERS.

              10.2.1 OFFERS OF EMPLOYMENT. Buyer agrees that it will offer employment to all active Employees, and all Employees on approved leaves of absence of 90 days or less, currently working exclusively for the Business on the Closing Date. Subject to applicable Law, such employment by Buyer for each Hired Employee will be at will, with rights of termination at any time without cause. Each Hired Employee shall be a new employee of Buyer, with no continuation of the prior employment relationship with Seller and with no assumption by Buyer of any promises, agreements, contracts or policies of Seller relating to

Employees; in particular, Buyer shall not be obligated to provide or maintain any employee benefit plans or programs whatsoever. Notwithstanding the preceding sentence, Buyer agrees, for one year following the Closing Date, to provide a group health Plan (within the meaning of Section 4980B(f)(2)(B)(iv)(I)) ("Buyer's Medical Plan") and a profit sharing Plan qualified under Sections 401(a) and 401(k) of the Code ("Buyer's 401(k) Plan"), both containing such terms and provisions as Buyer may determine in its sole discretion, except as provided herein. Each Hired Employee's period of service with Seller or Company shall be counted for purposes of determining eligibility for and vesting of benefits under Buyer's 401(k) Plan, as if such period of service had been with Buyer. Each Hired Employee's service with Seller or Company shall also be credited toward any waiting period under Buyer's Medical Plan, as if such service had been with Buyer. As of the Closing Date, or as soon as practicable thereafter, Seller shall make all required contributions to Seller's 40l(k) Investment Plan and all other Plans sponsored or maintained by Seller ("Seller's 401(k) Plans") for the Employees for all periods before the Closing Date. Buyer shall allow, after the Closing Date, a "direct rollover" (but no "plan to plan transfer") of Hired Employee accounts (including loans to participants) from Seller's 401(k) Plans to Buyer's 401(k) Plan, within a reasonable period after Seller provides assurances and documentation to Buyer's reasonable satisfaction that Seller's 401(k) Plans are qualified under Section 401(a) of the Code, that the amounts to be direct rollovers are "eligible rollover distributions," within the meaning of the Code, and that the participant loans to be directly rolled over comply in form and operation with the Code, ERISA, and the terms of Seller's 401(k) Plans. Seller shall be responsible for offering COBRA continuation coverage for Seller's current and former Employees who are entitled to elect such coverage, subject to the foregoing regarding Buyer providing Buyer's Medical Plan for Hired Employees.

              10.2.2 PERSONNEL RECORDS. After the expiration of the Review Period and any thirty day extension of the Licensing Contingency period as provided in Section 4.3 but prior to the Closing Date, Buyer and Seller shall issue a joint letter notifying all Employees that Buyer is purchasing the Business and intends to make offers of employment to all Employees. The letter may indicate, at Buyer's request, that all Employees interested in being eligible to receive an employment offer from Buyer must consent to the release of his or her personnel and other employment related files to Buyer prior to Closing. Prior to Closing, Seller shall transfer to Buyer personnel and other employment related records of each Employee who has consented to the transfer of such records. Notwithstanding the foregoing, Buyer shall not have access to personnel and other employment related records of Seller or Company relating to individual performance or evaluation records, medical histories or other information which in Seller's or Company's reasonably good faith opinion is prohibited by Law. Buyer shall have no obligation under this Agreement to make an offer of employment to any Employee who does not consent to the release of his or her personnel and other employment related files to Buyer prior to Closing. Prior to the Closing Date, Seller shall transfer to Buyer compensation and service history of each Hired Employee.

              10.2.3 PAYMENT OF ACCRUED WAGES, BONUS AND EXPENSES. Seller or Company shall pay all accrued but unpaid wages (and all Social Security Taxes, Medicare Taxes, FICA and payroll expenses relating thereto) and earned but unused vacation, in each case as of the Closing Date, to any Employee who does not accept Buyer's offer of employment. To the extent any Hired Employee has accrued but unpaid wages as of the Closing Date, Seller or Company shall pay to such Hired Employee such amounts as such

Hired Employee is entitled to receive as of the Closing Date, and shall pay all Social Security Taxes, Medicare Taxes, FICA, and payroll expenses in respect of such wages. To the extent any Hired Employee has accrued bonuses or earned but unused vacation as of the Closing Date, Seller shall pay to Buyer (in the form of a proration pursuant to Section 5.6.6) the collective amount of such accrued bonuses (and the amount of Social Security Taxes, Medicare Taxes, FICA and payroll expenses with respect thereto) and earned but unused vacation.

         10.3 POST-CLOSING. If additional assets or rights owned by Seller or Company forming a part of, used primarily in, intended to be used primarily in, or necessary in the conduct of, the Business, other than Excluded Assets, are identified post-Closing as not having been adequately transferred to Buyer, Seller shall promptly transfer and assign to Buyer such assets or rights without additional consideration. Similarly, if, after the Closing Date, Excluded Assets, including, but not limited to, proprietary information of Seller, shall remain on the Real Property, then Buyer shall take reasonable efforts to deliver such Excluded Assets to Seller at the expense of Seller and, so long as such information shall remain on the Real Property, Buyer shall exercise the same reasonable degree of care with respect thereto as it does with respect to its own property.

                                   ARTICLE 11

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

         The obligations of Seller under this Agreement are subject to the completion and satisfaction, on or before the Closing Date of the following conditions (unless and to the extent waived by Seller):

         11.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in Article 8 of this Agreement shall be accurate on and as of the Closing Date. The Closing shall not result in the waiver of any claim on a representation or warranty made by Buyer hereunder, unless prior to Closing, Seller had knowledge that such representation or warranty was incorrect or untrue.

         11.2 COVENANTS. Buyer shall have duly complied with or performed each of the material covenants of this Agreement to be complied with or performed by Buyer on or before the Closing Date.

         11.3 NO ADVERSE INJUNCTION. No injunction (preliminary, temporary or permanent) shall have been issued by a Governmental Authority restraining or prohibiting any of the Transactions.

         11.4 GOVERNMENTAL APPROVALS. Buyer and Seller shall have obtained all Consents of Governmental Authorities required for consummation of the Transactions, including but not limited to those required under the Hart-Scott-Rodino Act, if applicable, and Buyer shall have obtained all Material Permits and all applicable waiting periods shall have expired.

         11.5 MATERIAL CONSENTS. The Consents for the Material Contracts and Agreements shall have been obtained.

         11.6 CLOSING DELIVERIES. Buyer shall have timely delivered (if required to be delivered before the Closing) or shall be prepared to deliver the items set forth in Section 5.3.

                                   ARTICLE 12

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

         The obligations of Buyer under this Agreement are subject to the completion and satisfaction on or before the Closing Date of the following conditions (unless and to the extent waived by Buyer):

         12.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in Article 7 (other than Sections 7.6.2 and 7.7.2, which shall expire at the expiration of the Review Period) of this Agreement shall be accurate on and as of the Closing Date (except where such representation and warranty is made as of a date specifically set forth therein), except where the failure to be accurate relates to matters which could not reasonably be expected to have a Material Adverse Effect. Except as provided otherwise in this Agreement, the Closing shall not result in the waiver of any claim on a representation or warranty made by Seller hereunder, unless prior to Closing, Buyer had knowledge that such representation or warranty was incorrect or untrue.

         12.2 COVENANTS. Seller shall have duly complied with or performed in all material respects each of the material covenants of this Agreement to be complied with or performed by Seller on or before the Closing Date.

         12.3 NO ADVERSE INJUNCTION. No injunction (preliminary, temporary or permanent) shall have been issued by a Governmental Authority restraining or prohibiting any of the Transactions.

         12.4 NO ADVERSE CHANGE OR MATERIAL ADVERSE EFFECT. No change in the results of operations, financial condition of the Business shall have occurred since the date hereof which would have a Material Adverse Effect. Company shall not have suffered any loss or damage to any of the Assets, which loss or damage would result in a Material Adverse Effect or would materially impair Buyer's ability to operate the Business after the Closing Date.

         12.5 PERMITS, ETC. The Licensing Contingency shall have been satisfied.

         12.6 GOVERNMENTAL APPROVALS. Seller and Buyer shall have received all Consents of Governmental Authorities required for consummation of the Transactions, including but not limited to those required under the Hart-Scott-Rodino Act, if applicable, and all waiting periods shall have expired.

         12.7 MATERIAL CONSENTS. The Consents for the Material Contracts and Agreements shall have been obtained.

         12.8 TITLE POLICY. The Title Company shall be in a position to issue the Title Policy, and such endorsements as Buyer may have obtained pursuant to
Section 4.6.

         12.9 ENCUMBRANCES. No Encumbrance or encroachment whatsoever shall be of record as of the Closing,except for Permitted Encumbrances.

                                   ARTICLE 13

                                   LIABILITIES

         13.1 NON-ASSUMPTION OF LIABILITIES. Except for the Assumed Liabilities and as explicitly set forth in this Agreement, Buyer shall not, by the execution and performance of this Agreement or otherwise (including under theories of successor liability), assume, become responsible for or incur any Liability of any nature of Seller or any other Person, including any Liability arising out of or relating to: (a) any occurrence or circumstance (whether known or unknown) which occurs or exists before the Closing Date and which constitutes, or which by the lapse of time or giving notice would constitute, a breach or default under any lease, contract, or other instrument or agreement (whether written or oral) including the Permits and the Contracts and Agreements; (b) injury to or death of any Person or damage to or destruction of any property, subject to the provisions of Section 17.17, occurring before the Closing Date, whether based on negligence, breach of warranty, or any other theory, against which Seller indemnifies Buyer pursuant to Section 14.2; (c) violation of the requirements of any applicable Law or Governmental Authority or of the rights of any third Person, including any requirements relating to the reporting and payment of Taxes, against which Seller indemnifies Buyer pursuant to Section 14.2; (d) the Release of Hazardous Materials by the Company occurring prior to the Closing Date, against which Seller indemnifies Buyer pursuant to Section 14.2.1; (e) any Liabilities arising prior to the Closing Date under any agreement or arrangement between Seller and the Employees of Seller or any labor or collective bargaining unit representing any such Employees; (f) any Plan of Seller; (g) any severance pay obligation of Seller or of any Plan or any other fringe benefit program maintained or sponsored by Seller or to which Seller contributes or any contributions, benefits or Liabilities therefor or any Liability for the withdrawal or partial withdrawal from or termination of any such Plan or program by Seller; (h) any obligations related to any of the Excluded Assets; (i) any Liability resulting from non-compliance with any applicable plant-closing or bulk sales Laws; and (j) any Liabilities of Seller not specifically assumed by Buyer under this Agreement.

         13.2 ASSUMPTION OF LIABILITIES. On the terms and subject to the conditions set forth in this Agreement, at the Closing Buyer shall assume and become responsible for all of the following liabilities and obligations whether absolute, contingent, accrued or otherwise (the "Assumed Liabilities") (a) any and all liabilities, obligations and commitments arising or occurring on or after the Closing Date under the transferred Permits and Contracts and Agreements; (b) all Liabilities and Obligations arising out of events or transactions on or after the Closing in connection with the operation of the Business by Buyer; (c) any and all liabilities, obligations and commitments of Seller or Company specifically undertaken by Buyer pursuant to any other provision of this Agreement, including but not limited to Section 3.5; (d) any and all obligations of the lessor arising under the leases relating to the recreational vehicle park arising or relating to events or for performance on or after the Closing; (e) all liabilities arising as a consequence of the physical, seismic or environmental condition of the Assets (other than the Excluded Assets) on and after the Closing Date, except to the extent that Seller is obligated to indemnify Buyer therefor or otherwise is liable with respect thereto under Section 14.2 or 14.2.1 of this Agreement; (f) accrued liabilities relating to accrued bonuses and earned but unused vacation of Company's Employee benefits policy in effect as of the date hereof associated with the Employees of Company who accept Buyer's offer of employment as provided in Section 10.2.1 ("Hired Employees") and related Social Security Taxes, Medicare Taxes, FICA and payroll expenses, provided that Seller or Company has paid such bonuses, vacation pay and payroll expenses to Buyer pursuant to
Section 10.2.3.

                                   ARTICLE 14

                                 INDEMNIFICATION

         14.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties set forth in Section 7.6.2 and Section 7.7.2 shall expire at the end of the Review Period, without regard to any extension for the Licensing Contingency. Any representation or warranty of Seller or Buyer which the other party has knowledge is incorrect or untrue prior to the Closing, shall expire upon Closing. The other representations and warranties set forth in
Article 7 and Article 8 in this Agreement shall survive the Closing for one (1) year and shall then expire. Upon the expiration of a representation or warranty which expires after the Closing pursuant to this Section 14.1, unless written notice of a claim based on such representation or warranty specifying in reasonable detail the facts on which the claim is based shall have been delivered to the Indemnifying Party prior to the expiration of such representation or warranty, such representation or warranty shall be deemed to be of no further force or effect, as if never made, and no action may be brought based on the same, whether for breach of contract, tort or under any other legal or equitable theory.

         14.2 INDEMNIFICATION BY SELLER. Subject to the terms and conditions of this Article 14, Seller agrees to indemnify, defend (as to third party claims only), protect and hold harmless Buyer, its partners, officers, directors, divisions, subdivisions, Affiliates, shareholders, agents, employees, successors and permitted assigns at all times from and after the Closing Date from and against any and all Liabilities, claims, damages, Actions, demands, assessments, adjustments, penalties, losses, costs and expenses whatsoever (including court costs, reasonable attorneys' fees and expenses of investigation), whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent ("Losses"), that arise as a result of or incident to: (a) any Action with respect to the Business pending or overtly threatened against Seller or Company to the extent arising from or based on an injury or damage occurring before the Closing Date; (b) any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties by Seller set forth in this Agreement or in the Disclosure Schedules, provided that such representation or warranty survives the Closing as provided in Section 14.1; (c) nonperformance of any agreement or covenant on the part of Seller made in this Agreement or in any other document delivered pursuant to this Agreement in consummation of the Transactions, including the Noncompetition Agreement; or (d) any of the excluded Liabilities set forth in
Section 13.1. The foregoing indemnification obligations shall not extend to Seller's indemnification of Buyer for Losses or Actions relating to or associated with Environmental Laws or Hazardous Substances, which shall be governed exclusively by Section 14.2.1. Notwithstanding anything to the contrary contained herein,

Seller shall not be in breach of any representation or warranty made in this Agreement, if prior to Closing, Buyer had knowledge that such representation or warranty was incorrect or untrue.

              14.2.1 INDEMNIFICATION BY SELLER FOR ENVIRONMENTAL ACTIONS. Subject to the terms and conditions of this Article 14, Seller agrees to indemnify, defend (as to third party claims only), protect and hold harmless Buyer, its partners, officers, directors, divisions, subdivisions, Affiliates, shareholders, agents, employees, successors and permitted assigns at all times from and after the Closing Date from and against any and all Actions asserted by any Governmental Authority or third party (including court costs, reasonable attorneys' fees, reasonable environmental consultant fees and expenses of investigation), whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent that arise as a result of or incident to: (a) any Release of Hazardous Material by Seller occurring before the Closing Date and (b) any violation of any Environmental Law in effect as of the date hereof, occurring before the Closing Date, provided, however, that Seller's indemnification of Buyer pursuant to this
Section 14.2.1 shall not extend to any Losses or Actions that result from any voluntary act, omission, transaction or agreement of Buyer or any subsequent owner of the Real Property, including any such actions in furtherance of discontinuance of horse racing operations, or a material construction project, or a material change in the nature of the use of the Real Property or Improvements, or the implementation of a material new or different use of the Real Property or Improvements, other than a Loss or an Action which arose out of a violation described in clause (b) above which, notwithstanding Buyer's actions, would have been such a violation based on Seller's operation of the Real Property prior to Closing.

         14.3 INDEMNIFICATION BY BUYER. Subject to the terms and conditions of this Article 14, Buyer agrees that it will indemnify, defend (as to third party claims only), protect and hold harmless Seller, Company and their respective partners, officers, directors, divisions, subdivisions, Affiliates, shareholders, agents, employees, successors and assigns at all times from and after the Closing Date from and against all Losses that arise as a result of or incident to: (a) any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties by Buyer set forth in this Agreement provided that such representation or warranty survives the Closing as provided in Section 14.1; (b) nonperformance of any agreement or covenant on the part of Buyer made in this Agreement (subject to Section 15.2 below) or in any other document delivered pursuant to this Agreement in consummation of the Transactions; (c) the failure of Buyer to pay, perform and discharge when due the Assumed Liabilities; and (d) the conduct of the Business after the Closing. The foregoing indemnification obligations shall not extend to Buyer's indemnification of Seller for Losses or Actions relating to or associated with Environmental Laws or Hazardous Substances, which shall be governed exclusively by Section 14.3.1. Notwithstanding anything to the contrary contained herein, Buyer shall not be in breach of any representation or warranty made in this Agreement, if prior to Closing, Seller had knowledge that such representation or warranty was incorrect or untrue.

              14.3.1 INDEMNIFICATION BY BUYER FOR ENVIRONMENTAL ACTIONS. Subject to the terms and conditions of this Article 14, Buyer agrees to indemnify, defend (as to third party claims only), protect and hold harmless Seller, its partners, officers, directors, divisions, subdivisions, Affiliates, shareholders, agents, employees, successors and permitted assigns at all times from and after the Closing Date from and against any and all Actions asserted by any Governmental Authority or third party (including court costs, reasonable attorneys' fees, reasonable environmental consultant fees and expenses of investigation), whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent that arise as a result of or incident to: (a) any Release of Hazardous Material by Buyer occurring after the Closing Date; (b) any violation of any Environmental Law occurring after the Closing Date; (c) the seismic, structural and other physical condition of the Real Property and the Assets, except to the extent Seller is obligated to indemnify Buyer therefor pursuant to Section 14.2 or 14.2.1; and (d) any actual, alleged or proposed requirement or necessity that building or construction materials or equipment lawfully present at the Real Property or Improvements as of the Closing Date (including without limitation asbestos containing materials and lead based paint) be removed, abated or mitigated.

         14.4 INDEMNIFICATION THRESHOLD AND LIMIT. No claim for indemnification under Section 14.2(b) or Section 14.3(a) hereof will be made by either party hereunder unless the aggregate of all Losses incurred by any such party otherwise indemnified against hereunder exceeds $250,000 (the "Threshold") and only to the extent of any such Losses in excess of the Threshold, provided however, in the case of a claim for indemnification based upon the breach of a representation or warranty which is qualified or limited based upon materiality or Material Adverse Effect, there shall be no Threshold applicable to such claim. Notwithstanding any other provisions of this Agreement, the obligations of Seller under the indemnity provisions set forth in Section 14.2(b) and
Section 14.2.1 hereof, shall not exceed, in the aggregate, $2,650,000, except that there shall be no limit in the case of Seller's fraud or intentional breach of this Agreement. Notwithstanding any other provisions of this Agreement, Seller's sole obligation and Buyer's sole remedy with respect to a breach, if any, of the representations and warranties in Section 7.6.2 and Section 7.7.2 are set forth in Section 4.2.3.

         14.5 SUBROGATION. If the Indemnifying Party makes any payment under this Article 14 in respect of any Losses, the Indemnifying Party shall be subrogated, to the extent of such payment, to the rights of the Indemnified Party against any insurer or third party with respect to such Losses; provided, however, that the Indemnifying Party shall not have any rights of subrogation with respect to the other party hereto or any of its Affiliates or any of its or its Affiliates' officers, directors, agents or employees.

         14.6 CONDITIONS OF INDEMNIFICATION AS TO THIRD PARTY CLAIMS. The respective obligations and liabilities of the Indemnifying Party to the Indemnified Party under this Article 14 relating to third party claims shall be subject to the following terms and conditions:

              14.6.1 NOTICE. Within 15 days after receipt of notice of commencement of any action or the assertion of any claim by a third party (but in any event at least ten days preceding the date on which an answer or other pleading must be served in order to prevent a judgment by default in favor of the party asserting the claim), the Indemnified Party shall give the Indemnifying Party written notice thereof together with a copy of such claim, process or other legal pleading, and the Indemnifying Party shall have the right to undertake the defense thereof by representatives of its own choosing that are reasonably satisfactory to the Indemnified Party. Notwithstanding the Indemnifying Party's undertaking of such defense, the Indemnified Party shall have the right to engage its own counsel, at its own expense, and participate in the defense of the claim; provided, however, that the Indemnifying Party shall retain the right in its sole and absolute discretion to make all decisions with respect to the defense, settlement or compromise of such claim, provided that the Indemnifying Party remains liable for any payments due under any such settlement or compromise.

              14.6.2 FAILURE TO ASSUME DEFENSE. If the Indemnifying Party, by the fifteenth day after receipt of notice of any such claim (or, if earlier, by the fifth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the Indemnified Party will (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnifying Party; provided, however, that the Indemnified Party shall not settle or compromise such claim without the Indemnifying Party's consent, which consent shall not be unreasonably withheld; and provided further that, the Indemnifying Party shall have the right to assume the defense of such claim with counsel of its own choosing at any time prior to settlement, compromise or final determination thereof.

              14.6.3 CLAIM ADVERSE TO INDEMNIFYING PARTY. Notwithstanding anything to the contrary in this Section 14.6, if there is a reasonable probability that a claim may materially adversely affect the Indemnifying Party other than as a result of money damages or other money payments, the Indemnifying Party shall have the right, at its own cost and expense, to compromise or settle such claim, but the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim.

              14.6.4 COOPERATION. In connection with any such indemnification, the Indemnified Party will cooperate in all reasonable requests of the Indemnifying Party.

         14.7 REMEDIES EXCLUSIVE. Except as specifically provided elsewhere in this Agreement, including but not limited to the provisions of Section 15.1 and
Section 15.2, the remedies provided in this Article 14 shall be the exclusive remedy (whether at law or in equity). None of either party's (or their Affiliates") officers, employees, agents, stockholders, consultants, investment bankers, legal advisers or representatives shall have any personal liability or obligation to the other party (or its Affiliates) in connection with the Transactions contemplated by this Agreement or in respect of any statement, representation, warranty or assurance of any kind made by such party, its representatives or any other person.

         14.8 DAMAGES. Notwithstanding anything to the contrary elsewhere in this Agreement or any other Transaction document, no party (or its Affiliates) shall, be liable to the other party (or its Affiliates) for any consequential damages, including, but not limited to, loss of revenue or income, cost of capital, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, other than in the case of fraud or intentional breach of this Agreement. Each party agrees that it will not seek punitive damages as to any matter under, relating to or arising out of the Transactions, other than for fraud or intentional breach of this Agreement.

                                   ARTICLE 15

                       TERMINATION OF AGREEMENT / REMEDIES

         15.1 TERMINATION BY BUYER / REMEDIES OF BUYER. Buyer, by notice in the manner provided in Section 17.6 on or before the Closing Date, may terminate this Agreement if any of the conditions set forth in Article 12 shall not have been satisfied on the Closing Date (other than as a result of Buyer's actions or omissions) or in the event of a material breach by Seller of any of the agreements or covenants in this Agreement, and such failure of a condition or material breach shall not have been cured within ten (10) business days after written notice to Seller of Buyer's intention to terminate this Agreement pursuant to this Section 15.1 and specifying the unsatisfied condition; or if such cure cannot be effected within such ten business day period, then such extended period of time reasonably necessary to cure, but not more than 30 days, provided that Seller promptly commences the cure and diligently pursues its completion. In the event of such a termination, the Earnest Money shall be returned to Buyer. In addition to or in lieu of such termination, in the event of a breach of this Agreement by Seller, subject to the limitations contained in this Agreement, Buyer may pursue all remedies available at law and equity, including, without limitation, specific performance.

         15.2 TERMINATION BY SELLER / REMEDIES OF SELLER. Seller, by notice in the manner provided in Section 17.6 on or before the Closing Date, may terminate this Agreement if any of the conditions set forth in Article 11 shall not have been satisfied on the Closing Date (other than as a result of Seller's actions or omissions) or in the event of a material breach by Buyer of any of the agreements or covenants in this Agreement, and such failure of a condition or material breach shall not have been cured within ten business days after written notice to Buyer of Seller's intention to terminate this Agreement pursuant to this Section 15.1 and specifying the unsatisfied condition; or if such cure cannot be effected within such ten business day period, then such extended period of time reasonably necessary to cure, but not more than 30 days, provided that Buyer promptly commences the cure and diligently pursues its completion. IN THE EVENT OF SUCH A TERMINATION, BUYER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO FIX ACTUAL DAMAGES, AND THAT THE EARNEST MONEY PAID BY BUYER PLUS ACCRUED INTEREST THEREON ("LIQUIDATED DAMAGES") IS A REASONABLE ESTIMATE OF SELLER'S DAMAGES IN SUCH EVENT. RECEIPT OF SAID LIQUIDATED DAMAGES SHALL BE SELLER'S SOLE AND EXCLUSIVE REMEDY IN THE EVENT CLOSING DOES NOT OCCUR AS PROVIDED IN THIS SECTION 15.2. SELLER AND BUYER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS SECTION AND BY THEIR INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS. IN NO EVENT SHALL SELLER'S ACCEPTANCE OF THE LIQUIDATED DAMAGES BE A

LIMIT OF ANY KIND ON BUYER'S INDEMNITY AND DEFENSE OBLIGATIONS IN THIS
AGREEMENT.

         -----------------                              ----------------
         Seller's Initials                              Buyer's Initials

                                   ARTICLE 16

                       ANNOUNCEMENTS AND NONDISCLOSURE OF
                            CONFIDENTIAL INFORMATION

         16.1 ANNOUNCEMENTS. Each party agrees not to make, nor cause to be made, any news releases or other public announcements pertaining to the Transactions without first consulting the other party and attempting to formulate a mutually satisfactory arrangement for such disclosure, and in any case will not make an announcement thereafter without the consent of the other, which consent shall not be unreasonably withheld, unless and to the extent it believes in good faith that disclosure is required by applicable law or by obligations pursuant to any rules of or listing agreement with any national securities exchange or the Nasdaq National Market System. The commencement of litigation relating to this Agreement or any proceedings in connection therewith shall not be deemed a violation of this Section 16.1.

         16.2 CONFIDENTIALITY - SELLER. Seller acknowledges that it has had and may in the future have access to certain confidential information of Company and of the Business, including operational policies and methods, marketing plans, and other confidential information with respect to Buyer, Seller, Company, the Assets or the Business (the "Buyer Confidential Information"), that will as of the Closing be valuable, special and unique assets of Buyer. Seller agrees, at all times from and after the Closing, to, and shall cause their Affiliates, officers, directors, employees and agents to: (a) treat and hold as confidential (and not disclose or provide access to any Person to or use) any Buyer Confidential Information; (b) if Seller, or any such Affiliate, officer, director, employee or agent becomes legally compelled to disclose any such Buyer Confidential Information, provide Buyer with prompt written notice of such requirement so that Buyer may seek a protective order or other remedy; and (c) promptly furnish (prior to, at, or as soon as practicable after the Closing) to Buyer any and all copies (in whatever form or medium) of all such Buyer Confidential Information then in the possession of Seller, or any such Affiliate, officer, director, employee or agent and destroy any additional copies then in their possession of such information and of analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof. This Section 16.2, however, shall not apply to: (i) any information that, at the time of disclosure, is available publicly and not as a result of a disclosure in breach of this Agreement by Seller or Company, or any of their Affiliates, officers, directors, employees or agents; (ii) any information which is or relates to an Excluded Asset or relates to the Liabilities retained by Seller under this Agreement (iii) any disclosure made by Seller or Company that it believes in good faith is required by Law or by obligation pursuant to any rules of or listing agreement with any national securities exchange or the Nasdaq National Market System; or (iv) any disclosure in litigation relating to this Agreement or any proceeding in connection therewith. Seller acknowledges and agrees that Buyer's remedies at Law for any breach or threatened breach of this Section 16.2 are inadequate, and that in addition to such remedies, Buyer shall be entitled to equitable relief, including injunctive relief and specific performance, in the event of any such breach or threatened breach without the need to demonstrate that monetary damages are inadequate.

         16.3 CONFIDENTIALITY - BUYER. Buyer acknowledges that it may have access to certain confidential information of Seller, Company and of the Business, including operational policies and methods, marketing plans, and other confidential information with respect to Seller, Company, the Assets or the Business (the "Seller Confidential Information"), that are valuable, special and unique assets of Seller and Company. Buyer agrees, at all times before and after the Closing, to, and shall cause its Affiliates, officers, directors, employees and agents to: (a) treat and hold as confidential (and not disclose or provide access to any Person to or use) any Seller Confidential Information; (b) if Buyer, or any such Affiliate, officer, director, employee or agent becomes legally compelled to disclose any such Seller Confidential Information, provide Seller with prompt written notice of such requirement so that Seller may seek a protective order or other remedy; and (c) if the Closing does not occur, promptly furnish to Seller any and all copies (in whatever form or medium) of all such Seller Confidential Information then in the possession of Buyer, or any such Affiliate, officer, director, employee or agent and destroy any additional copies then in their possession of such information and of analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof. This Section 16.3, however, shall not apply to: (i) any information that, at the time of disclosure, is available publicly and not as a result of a disclosure in breach of this Agreement by Buyer, or any of its Affiliates, officers, directors, employees or agents; (ii) any disclosure (together with an admonishment to the recipient to observe the provisions of this Section 16.3) reasonably necessary to Buyer's consummation of the Transactions; (iii) any disclosure made by Buyer that it believes in good faith is required by Law; (iv) any disclosure in litigation relating to this Agreement or any proceeding in connection therewith; or (v) any disclosure made by Buyer after Closing which relates only to the Assets acquired by Buyer and does not relate to any operational policies or methods, marketing plans or other Seller Confidential Information relating to the Excluded Assets or other assets retained by Seller after Closing.. Buyer acknowledges and agrees that Seller's or Company's remedies at Law for any breach or threatened breach of this Section
16.3 are inadequate, and that in addition to such remedies, Seller shall be entitled to equitable relief, including injunctive relief and specific performance, in the event of any such breach or threatened breach without the need to demonstrate that monetary damages are inadequate.

         16.4 CONFIDENTIALITY - GENERAL. If the Transactions are not consummated, each party shall treat all information obtained in its investigation of another party or any Affiliate thereof, and not otherwise known to them or already in the public domain, as confidential and shall return to such other party or Affiliate all copies made by it or its representatives of Confidential Information provided by such other party or Affiliate.

                                   ARTICLE 17

                               GENERAL PROVISIONS

         17.1 ASSIGNMENT. This Agreement may not be assigned or otherwise transferred without the express written consent of Seller and Buyer (which may be granted or withheld in the sole and absolute discretion of Seller or Buyer); provided, however, that Buyer may assign this Agreement to one or more Pre-Approved Assignees, provided that (a) Buyer discloses the identity of such Person to Seller, (b) the transfer to such Transferee will not impair any Consent obtained hereunder or require any other Consent (or if it does, Buyer shall be deemed to have waived the condition, if any, that such Consent be obtained prior to Closing), (c) Buyer does not receive (directly or indirectly) any compensation for such assignment, other than the transferee's agreement to assume Buyer's obligations hereunder and reimbursement of the Earnest Money, and
(d) Buyer provides Seller and Escrow Agent at least fourteen (14) days prior to the Closing, written notice of such assignment and a copy of all documentation evidencing such assignment and required by Section 5.3.5. In the event Buyer elects to assign its rights hereunder to more than one assignee, subject to the provisions of this Section 17.1, such that there will be more than one Person acquiring the Assets as Buyer hereunder (individually, "Transferee"), each Transferee shall be a Buyer hereunder, shall be subject to all of the terms and conditions of this Agreement, shall be imputed with all of the knowledge of Buyer, shall assume all of the obligations of Buyer hereunder relating to the Asset(s) being acquired by Transferee at the Closing, and shall only have the rights of Buyer hereunder as they relate solely to the Asset(s) being acquired by Transferee at the Closing.

         17.2 BINDING EFFECT; NO THIRD PARTY BENEFICIARIES. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns. Nothing in this Agreement is intended to or shall confer upon any other Person, including any employee or former employee of Seller, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period.

         17.3 AMENDMENT. This Agreement may not be amended except by a written instrument executed by each party to this Agreement.

         17.4 ENTIRE AGREEMENT. This Agreement (together with the other agreements contemplated by this Agreement) is the final, complete and exclusive statement of the agreement among the parties with relation to the subject matter of this Agreement. There are no oral representations, understandings or agreements covering the same subject matter as this Agreement. This Agreement supersedes and cannot be varied, contradicted or supplemented by evidence of, any prior or contemporaneous discussions, correspondence, or oral or written agreements or arrangements of any kind. The Exhibits and Disclosure Schedules attached to this Agreement shall be a part hereof and all terms used therein which are not defined therein shall have the meanings ascribed to them in this Agreement.

         17.5 COUNTERPARTS. This Agreement may be executed in two or more original or facsimile counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

         17.6 NOTICES. All notices or other communications required or permitted under this Agreement shall be in writing and may be given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by overnight courier or by delivering the same in person to such party, addressed as follows:

         If to Seller, addressed to it at:

                  Pinnacle Entertainment, Inc.
                  4400 MacArthur Boulevard, Suite 380
                  Newport Beach, CA  92660
                  Attn:  G. Michael Finnigan

         With a copy to:

                  Irell & Manella, LLP
                  1800 Avenue of the Stars, Suite 900
                  Los Angeles, CA  90067
                  Attn:  Sandra G. Kanengiser

         If to Buyer, addressed to:

                  Jerry Simms
                  5344 North 31st Place
                  Phoenix, AZ 85016

         with a copy to:

                  Fennemore Craig, P.C.
                  3003 North Central Avenue
                  Suite 2600
                  Phoenix, AZ 85012
                  Attn: Ronald L. Ballard

Notice shall be deemed given and effective the day personally delivered, the next business day after being sent by overnight courier, subject to signature verification, and three business days after the deposit in the U.S. mail of a writing addressed and sent as provided above or when actually received, if earlier. Any party may change the address for notice by notifying the other parties of such change in accordance with this Section.

         17.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Arizona, without giving effect to any choice or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Arizona.

         17.8 WAIVER. At any time before the Closing, Buyer may by written notice to Seller (a) extend the time for the performance of any of the obligations or other acts of Seller, (b) waive any inaccuracies in the representations and warranties of Seller contained in this Agreement or (c) waive compliance with any of the agreements or conditions of the Seller contained in this Agreement. At any time before the Closing, Seller may (by written notice to Buyer) (a) extend the time of performance of any of the obligations or other acts of Buyer, (b) waive any inaccuracies in the representations and warranties of Buyer contained in this Agreement or (c) waive compliance with any of the agreements or conditions of Buyer contained in this Agreement. Except as provided otherwise in this Agreement, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of or in any similar breach or default occurring later. No waiver of any single breach or default shall be deemed a waiver of any other breach or default occurring before or after that waiver.

         17.9 SEVERABILITY. If any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as most nearly to retain the intent of the parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

         17.10 CONSTRUCTION. The headings in this Agreement are inserted for convenience only, and shall not constitute a part of this Agreement or be used to construe or interpret any of its provisions. The parties have participated jointly in negotiating and drafting this Agreement. If a question of interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

         17.11 ATTORNEYS' FEES. If any legal action or any other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

         17.12 EXPENSES OF TRANSACTION; RELIANCE ON ADVISORS. Whether or not the Transactions are consummated: (a) Buyer will pay the fees, expenses and disbursements of Buyer and its advisors, consultants, experts and representatives incurred in connection with this Agreement and the Transactions; and (b) Seller will pay the fees, expenses and disbursements of Seller, and its advisors, consultants, experts and representatives incurred in connection with this Agreement and the Transactions.

         17.13 NO BROKERS. Seller represents and warrants to Buyer and Buyer represents and warrants to Seller that the warranting party has had no dealings with any broker, agent or other Person so as to entitle such Person to a commission or fee in connection with the Transactions. If for any reason a commission or fee becomes or is claimed to be due with respect to dealings by Buyer, Buyer shall indemnify and hold harmless Seller from all Losses relating to such claim. If for any reason a commission or fee becomes or is claimed to be due with respect to dealings by Seller, Seller shall indemnify and hold harmless Buyer from all Losses relating to such claim.

         17.14 TIME OF THE ESSENCE. Time is of the essence of this Agreement.

         17.15 BULK TRANSFER LAWS. Buyer hereby waives compliance by Seller with any applicable bulk transfer laws, including, without limitation, the bulk transfer provisions of the Uniform Commercial Code of any state, or any similar statute, with respect to the transaction contemplated by this Agreement; provided, however, that Seller hereby indemnifies Buyer against any Losses that Buyer may incur that Buyer would not have incurred if Seller had complied with such bulk sales laws.

         17.16 DISCLOSURE/REPRESENTATIONS AND WARRANTIES. Notwithstanding anything in this Agreement to the contrary, the disclosure of any information on any schedule to this Agreement shall be deemed to constitute the disclosure of such information on all other schedules to this Agreement applicable to such information so long as it is reasonably apparent that such disclosure would apply to such other schedules. At any time and from time to time prior to the Closing, Buyer or Seller may amend or supplement any of the schedules delivered by them in connection with this Agreement to reflect any matters arising between the date of this Agreement and the Closing Date and any applicable representation or warranty shall be deemed modified ab initio by such amendment or supplement, provided however if such amendment or supplement discloses a matter which would reasonably be expected to result in a Material Adverse Effect, then such disclosure shall be deemed to cause a failure of the Closing condition which would not have been satisfied without such amendment or supplement; however, there shall be no breach of the corresponding representation or warranty or covenant, unless the failure to disclose such matter in the initial schedule was intentional. Notwithstanding the foregoing, no such amendment or supplement shall relieve Seller of its obligations, if any, pursuant to Sections 4.2.1 and 4.2.3, relating to the Operable Condition of the Assets.

         17.17 RISK OF LOSS. The risk of any loss, damage, impairment, confiscation or condemnation of the Assets, or any part thereof (an "Asset Loss"), shall be upon the Seller at all times prior to the Closing. In the event of any such Asset Loss, the proceeds of, or any claim for any loss payable under, Seller's insurance policies, or any judgment or award with respect thereto shall be payable to Seller, as the case may be. Thereafter, and subject to the next sentence, Seller shall either (i) repair, replace (with comparable used equipment) or restore any Asset (other than Excluded Assets) as soon as possible after the Asset Loss, in which case the Closing, at Seller's option, may be extended for such period of time as is reasonably necessary to complete such repair, replacement or restoration, or (ii) if insurance proceeds are sufficient to repair, replace or restore the Asset (other than Excluded Assets), pay such proceeds to Buyer (it being understood that the cost for comparable used replacement equipment ("Replacement Cost") shall be "sufficient"). If Seller fails to either repair, replace or restore any Asset (other than Excluded Assets) or pay over the Replacement Cost for any Asset Loss and the amount of any uncured, uninsured Asset Loss exceeds $2,650,000, Buyer may terminate this Agreement without any liability on the part of either Buyer or Seller, except as otherwise provided herein.

                        [SIGNATURES APPEAR ON NEXT PAGE]

         IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                     BUYER:


                                     /s/ Jerry Simms
                                     --------------------------------
                                     JERRY SIMMS


                                     SELLER:

                                     PINNACLE ENTERTAINMENT, INC.



                                     By: /s/ G. Michael Finnigan
                                        -----------------------------
                                        G. Michael Finnigan,
                                        President
                                        Realty Investment Group, Inc.
                                        Authorized Signatory

                           INDEX OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit 1.1                Definitions
Exhibit 5.2.1(a)           Deed
Exhibit 5.2.1(b)           General Conveyance, Assignment and Bill of Sale
Exhibit 5.2.3              Form of Opinion of Seller's Counsel
Exhibit 5.2.4              Covenant Not to Compete Agreement
Exhibit 5.2.5              Seller's Closing Certificate
Exhibit 5.2.8              Non-Foreign Certification
Exhibit 5.3.3              Form of Opinion of Buyer's Counsel
Exhibit 5.3.5              Buyer's Closing Certificate

SCHEDULES

Schedule 2.1.1             Legal Description of the Real Property
Schedule 2.1.3             List of Equipment
Schedule 2.1.4             List of Other Tangible Personal Property
Schedule 2.1.6 List of Contracts and Agreements and Material Contracts and Agreements
Schedule 2.1.7             List of Permits and Material Permits
Schedule 2.1.8             List of Systems
Schedule 2.2.11            List of Non-transferable Licenses and Intellectual
                           Property Rights
Schedule 4.1.13            List of Insurance Policies
Schedule 4.2.2             Condition of Certain Assets Known to Buyer
Schedule 6.5.1             Descriptions of Lot Split Parcels
Schedule 7.2(c)            List of Any Contracts and Agreements
                           Which Cannot Be Transferred Without Consent
Schedule 7.5.1 List of All Registrations and Pending Registrations and Applications for Intellectual Property Rights, and Names Used in Conducting the Business
Schedule 7.6.2             Seller Disclosure of Condition of Certain Assets
Schedule 7.10              List of Employees and Plans
Schedule 7.12              Compliance with Laws
Schedule 7.14              List of Litigation and Proceedings
Schedule 7.15.1            Consents Required for Material Permits
Schedule 7.15.2            Environmental Disclosure
Schedule 7.16 List of Exceptions to Good and Marketable Title to the Assets

                                   EXHIBIT 1.1

         "ACCOUNTING FIRM" has the meaning specified in Section 5.6.7.

         "ACCOUNTS RECEIVABLE" means all contracts receivable, accounts receivable, notes receivable and other amounts receivable whether or not related to the operation of the Business.

         "ACTION" means any claim, action, suit, formal or informal, arbitration or mediation, inquiry, proceeding or investigation by or before any Governmental Authority or private authority.

         "AFFILIATE" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. The term "control" as used in the preceding sentence includes the ownership of 5% or more of the equity interests in any Person.

         "AGREEMENT" means this Purchase and Sale of Assets Agreement among Buyer and Seller (including the Exhibits and the Disclosure Schedules), and all amendments to this Agreement made in accordance with Section 17.3.

         "ASSET LOSS" has the meaning specified in Section 17.17.

         "ASSUMED LIABILITIES" has the meaning specified in Section 13.2.

         "BILL OF SALE" has the meaning specified in Section 5.2.1

         "BUSINESS" has the meaning specified in Recital A.

         "BUYER" has the meaning specified in the introductory paragraph of the Agreement.

         "BUYER CONFIDENTIAL INFORMATION" has the meaning specified in Section 16.1.

         "BUYER'S EXPERT" has the meaning specified in Section 4.2.1.

         "BUYER'S MEDICAL PLAN" has the meaning specified in Section 10.2.1.

         "BUYER'S 401(K) PLAN" has the meaning specified in Section 10.2.1.

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date of this Agreement.

         "CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System, as updated through the date of this Agreement.

         "CLOSING" and "CLOSING DATE" have the meanings specified in Section
5.1.

         "CLOSING BALANCE SHEET" has the meaning specified in Section 5.6.3.

         "CLOSING NOTICE" has the meaning specified in Section 5.1.

         "COBRA" means the requirements of Section 4980 B of the Code and Sections 601 through 608 of ERISA.

         "CODE" means the Internal Revenue Code of 1986.

         "COMPANY" has the meaning specified in Recital A.

         "CONSENTS" means those authorizations, consents, waivers, orders, approvals and clearances of Governmental Authorities and officials and other Persons which are necessary for the sale and transfer to Buyer of the Assets or the consummation of the Transactions (including the continuation of the Contracts and Agreements).

         "CONTRACTS AND AGREEMENTS" has the meaning specified in Section 2.1.6.

         "DEFECT NOTICE" has the meaning specified in Section 4.2.1.

         "DISCLOSURE SCHEDULES" means the Schedules which are attached to the Agreement.

         "DOJ" has the meaning specified in Section 10.2.

         "EARNEST MONEY" has the meaning specified in Section 3.1.1.

         "EMPLOYEES" means any current employee employed by Seller or Company exclusively in connection with the operation of the Business.

         "ENCUMBRANCE" means any security interest, pledge, mortgage, lien (including Environmental and Tax liens), charge, judgment, encumbrance, adverse claim, preferential arrangement, or restriction of any kind, including any restriction (other than those imposed by Law) on the use, transfer, receipt of income or other exercise of any attributes of ownership.

         "ENVIRONMENT" or "ENVIRONMENTAL" means matters relating to surface waters, groundwaters, soil, subsurface strata and ambient air.

         "ENVIRONMENTAL LAWS" means any Law and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the Environment, health, safety or Hazardous Materials, including CERCLA; the Resource Conservation and Recovery Act; the Hazardous Materials Transportation Act; the Clean Water Act; the Toxic Substances Control Act; the Clean Air Act; the Safe Drinking Water Act; the Atomic Energy Act; the Federal Insecticide, Fungicide and Rodenticide Act; and the Federal Food, Drug and Cosmetic Act; and the state or local equivalents of these laws.

         "ENVIRONMENTAL PERMITS" means all Permits and identification numbers required under any applicable Environmental Law.

         "EQUIPMENT" has the meaning specified in Section 2.13.

         "ERISA" means the Employee Retirement Income Security Act of 1974.

         "ESCROW AGENT" has the meaning specified in Section 3.1.1.

         "EXCLUDED ASSETS" has the meaning specified in Section 2.2.

         "FINAL BALANCE SHEET" has the meaning specified in Section 5.6.5.

         "FINANCIAL STATEMENTS" has the meanings specified in Section 4.1.4.

         "FTC" has the meaning specified in Section 10.2.

         "GOVERNMENTAL AUTHORITY" means the FTC or the DOJ or any other United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

         "GOVERNMENTAL ORDER" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

         "HART-SCOTT-RODINO ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "HAZARDOUS MATERIALS" means: (a) petroleum and petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls, and radon gas; or (b) any other chemicals, materials or substances defined as or included in the definition of "hazardous materials," "hazardous wastes," "hazardous substances," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic wastes," "toxic pollutants," "contaminants," "pollutants," "infectious wastes," "medical wastes," "radioactive wastes," "sewage sludges" or words of similar import under any applicable Environmental Law.

         "HIRED EMPLOYEES" has the meaning specified in Section 13.2(f).

         "HORSEMEN'S ACCOUNT" means that certain trust account for the payment of purse amounts, known as "The Horsemen at Turf Paradise Account" or the horsemen's bookkeeper account.

         "INTELLECTUAL PROPERTY RIGHTS" has the meaning specified in Section 2.1.10.

         "INVENTORY AND SUPPLIES" has the meaning specified in Section 2.1.5.

         "IRS" means the Internal Revenue Service of the United States.

         "LAW" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, Governmental Order, requirement or rule of common law, including any Environmental Law.

         "LIABILITIES" means all debts, liabilities and obligations, whether legal or equitable, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, foreseen or unforeseen, ordinary or extraordinary, patent or latent, including those arising under any Law (including any Environmental Law) or Action and those arising under any contract, agreement, arrangement, commitment or undertaking.

         "LICENSING CONTINGENCY" has the meaning specified in Section 4.3.

         "LOSSES" has the meaning specified in Section 14.2.

         "MATERIAL ADVERSE EFFECT" means any circumstance, change in, or effect on, the Assets or the Business that, individually or in the aggregate with any other circumstances, changes in, or effects thereon: (i) is or could reasonably be expected to be materially adverse to the Assets or to the business, financial condition, or Liabilities (including contingent Liabilities), or results of operations of the Business; or (ii) could reasonably be expected to materially adversely affect the ability of Buyer to use the Assets or operate the Business in the manner in which they are currently used or operated by Seller or Company.

         "MATERIAL CONTRACTS AND AGREEMENTS" has the meaning specified in
Section 2.1.6.

         "MATERIAL PERMITS" has the meaning specified in Section 4.3.

         "NEUTRAL EXPERT" has the meaning specified in Section 4.2.1.

         "NONCOMPETITION AGREEMENT" has the meaning specified in Section 5.2.4.

         "OPERATING CONDITION" has the meaning specified in Section 4.2.2.

         "PERMITS" has the meaning specified in Section 2.1.7.

         "PERMITTED ENCUMBRANCES" on the Real Property and Improvements means
(a) zoning and land use ordinances and regulations and conditional use permits, if any; (b) real estate Taxes and assessments, both general and special, which are a lien but are not yet due and payable at the Closing Date; (c) easements, covenants, conditions, reservations, restrictions of record and all other matters shown in the Title Report; (d) the leases and rights of possession of the occupants of the recreational vehicle park; (e) matters created by or with the written consent of Buyer; (f) matters which would be reflected in a current survey; and (g) matters affecting title which would be disclosed by physical inspection of the Real Property. Permitted Encumbrances on the other Assets shall mean liens disclosed in this Agreement or the Disclosure Schedules, liens for Taxes not yet due, imperfections in title, if any, not material in amount and which do not materially interfere with the conduct of the Business or use of the Assets.

         "PERSON" means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization, Governmental Authority or other entity.

         "PLAN" means: (i) any employee benefit plan, employee welfare benefit plan, employee benefit pension plan, multi-employer plan or multiple-employer welfare arrangement (within the meaning of Section 3 of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical, dental or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance, "golden parachute" or other contracts or agreements, formal or informal, legally binding or not, with respect to which Seller or Buyer, as the case may be, is a party, with respect to which Seller or Buyer, as the case may be, has or could have any obligation (whether primary or secondary) or which are maintained, contributed to or sponsored by Seller or Buyer, as the case may be, or any member of its controlled group of organizations within the meaning of Section 414 of the Code for the benefit of any current or former employee, officer or director of Seller or Buyer, as the case may be, ; and (ii) each employee benefit plan for which Seller or Buyer, as the case may be, could incur Liability under Section 4069 of ERISA if such plan were terminated, or under Section 4212(c) of ERISA, or in respect of which Seller or Buyer, as the case may be, remains secondarily liable under Section 4204 of ERISA.

         "PRE-APPROVED ASSIGNEE" means any Person who is, or will be at Closing, licensed and approved for all Permits required for that Person to own and operate the Assets being acquired by such Person and is (a) in the case of a proposed Transferee of the Business (other than the recreational vehicle park) and related Assets a limited partnership of which the general partner is an entity in which Jerry Simms owns fifty percent (50%) or more of the ownership and voting interests; or (b) in the case of any other proposed Transferee of a portion of the Real Property and related Improvements (but not any portion of the horse racing or off-track wagering business or related Assets), Ronald Simms and/or his spouse or an entity of which Ronald Simms and/or his spouse or Jerry Simms owns 50% or more of the ownership and voting interests.

         "PURCHASE PRICE" has the meaning specified in Section 3.1.

         "REAL PROPERTY" has the meaning specified in Section 2.1.1.

         "RELEASE" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing or otherwise releasing into, upon or under any land, water or air or otherwise entering into the Environment.

         "REMEDIATION" or "REMEDIATE" means actions to respond to, investigate, clean-up, move, and otherwise remediate Hazardous Materials.

         "REPLACEMENT COST" has the meaning specified in Section 17.17.

         "SELLER" has the meaning specified in the introductory paragraph of the Agreement.

         "SELLER CONFIDENTIAL INFORMATION" has the meaning specified in Section 16.3.

         "SELLER'S EXPERT" has the meaning specified in Section 4.2.1.

         "SELLER'S 401(K) PLANS" has the meaning specified in Section 10.2.1.

         "SELLER'S RESPONSE" has the meaning specified in Section 4.2.1.

         "TAX" or "TAXES" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, minimum, alternative minimum, estimated, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.

         "THRESHOLD" has the meaning specified in Section 14.4.

         "TITLE COMPANY," "TITLE POLICY" and "TITLE REPORT" have the meanings specified in Section 4.1.1 and 5.4.

         "TO THE BEST OF SELLER'S KNOWLEDGE" or "to Seller's knowledge" or similar variations thereof have the meaning specified in Article 7.

         "TRANSACTIONS" means the transactions contemplated by this Agreement.

         "TRANSFEREE" has the meaning specified in Section 17.1.

                                EXHIBIT 5.2.1(a)

WHEN RECORDED MAIL TO:
______________________
______________________
______________________
______________________

                              SPECIAL WARRANTY DEED

         FOR THE CONSIDERATION OF Ten Dollars ($10.00) and other valuable consideration, Pinnacle Entertainment, Inc., a Delaware corporation ("Grantor"), does hereby convey to _____________________, a(n) _______________________
("Grantee"), the following real property located in Maricopa County, Arizona:

                  See Exhibit "A" attached hereto and incorporated herein by this reference.

         Including all of Grantor's right, title and interest, if any, in and to all tenements, hereditaments, easements, rights-of-way, appurtenances, passages, water rights, water courses, riparian rights, drainage rights and mineral and other rights thereon or in any way appertaining thereto, including all of the right, title and interest of Grantor in and to all public and private streets, roads, avenues, alleys, passageways (before and after vacation thereof) in front of or abutting said real property or any portion thereof.

         Subject to those matters set forth in Exhibit "B" attached hereto and made a part hereof, Grantor warrants the title to the real property against all persons claiming through Grantor.

Dated: __________________


PINNACLE ENTERTAINMENT, INC.,
a Delaware corporation

By ____________________________
Its ___________________________


                                     1 of 2

STATE OF ___________________ )
                             )SS:
COUNTY OF _________________  )


         On _________________________ before me, ___________________________, a
Notary Public in and for said County and State, personally appeared __________________ ______________________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the entities upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal



         --------------------------------
         Notary Public
         My commission expires:

[SEAL]

                                     2 of 2

                                EXHIBIT 5.2.1(B)

                 GENERAL CONVEYANCE, ASSIGNMENT AND BILL OF SALE
                                ("BILL OF SALE")

         Effective as of ________, Pinnacle Entertainment, Inc., a Delaware corporation ("Grantor"), for good and valuable consideration and pursuant to that certain Agreement for Purchase and Sale of Assets dated as of ________ (the "Purchase Agreement"), among Grantor and Jerry Simms, an individual, and assigned by Jerry Simms to ______________, a(n) ________ ________ ("Grantee"),
hereby sells, assigns, transfers, conveys and delivers to Grantee all of Grantor's right, title and interest in all of the "Assets" (other than the "Excluded Assets") to have and to hold such Assets (other than the Excluded Assets) unto Grantee and its successors and assigns forever.

         Grantee, in consideration of this assignment, hereby assumes and undertakes to discharge all of the Assumed Liabilities, except as otherwise set forth in the Purchase Agreement.

         Grantor and Grantee agree to execute and deliver at the request of the other, such further instruments and shall take or cause to be taken such other or further actions as shall reasonably be requested for purposes of carrying out the within assignment and assumption.

         This Bill of Sale is delivered pursuant to Section 5.2.1 of the Purchase Agreement and shall be construed consistently with the Purchase Agreement. Capitalized terms used in this instrument shall have the meanings given them in the Purchase Agreement.

         This Bill of Sale may be executed in one or more counterparts and by facsimile, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, Grantor has executed and delivered this General Conveyance, Assignment and Bill of Sale effective as of the date first above written.

                              GRANTOR:

                              _____________________________

                              By:__________________________
                              Name:________________________
                              Its:_________________________

                              GRANTEE:

                              _____________________________

                              By:__________________________
                              Name:________________________
                              Its:_________________________

                                  EXHIBIT 5.2.3

                           OPINION OF SELLER'S COUNSEL

                           ____________________ [date]


_____________________________
_____________________________
_____________________________

Ladies and Gentlemen:

         We have acted as counsel to Pinnacle Entertainment, Inc., a Delaware corporation (the "Seller"), in connection with the sale by Seller of certain of its assets to ____________________________ ("Purchaser"), pursuant to that certain Agreement for Purchase and Sale of Assets dated as of ______________, by and between Seller and Jerry Simms, an individual, and assigned by Jerry Simms to ______________, a(n) ________ ________ (the "Purchase Agreement"). Turf
Paradise, Inc., formerly an Arizona corporation ("TPI"), was a wholly-owned subsidiary of Seller prior to the merger of TPI with and into Seller on ______________. This opinion letter is furnished to you pursuant to Section
5.2.3 of the Purchase Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

         For purposes of rendering this opinion, we have examined such questions of law and fact as we deemed relevant. We have also assumed that the Purchase Agreement and Transaction Documents (as hereinafter defined) have been duly authorized, executed and delivered by, and constitute valid, binding and enforceable obligations of, Purchaser, that all signatories of Purchaser are duly authorized, that Purchaser is duly organized and validly existing and/or has the power and authority to execute, deliver and perform the Transaction Documents to the extent that Purchaser is a party thereto, that all of the signature and acknowledgements of all parties to the Transaction Documents are genuine, that all of the Transaction Documents submitted to us as executed counterparts are authentic and that all of the Transaction Documents submitted to us as copies conform to the executed originals of such documents. As to various questions of fact relevant to this opinion, we have been furnished with, and have relied without independent verification upon, the representations and warranties of the Seller contained in the Transaction Documents, including the Purchase Agreement, the certificates of good standing issued by the Secretaries of State of Delaware and Arizona with respect to the existence, good standing and qualification to transact business of the entities referenced therein, certificates of ownership and merger issued by the Secretaries of the State of Delaware and the State of Arizona relating to the merger of TPI with and into Seller, and a certificate provided to us by an officer of Seller. We have also assumed the absence of any agreement or understanding that would modify, supplement or amend any of the documents reviewed by us.

         We do not express any opinion as to any laws other than the laws of the State of California, and, to the extent applicable, the laws of the United States of America and the General Corporation Law of the State of Delaware. Certain Transaction Documents (defined below) and the Purchase Agreement provide that each is to be governed by the laws of the State of Arizona and it is our understanding that Purchaser is relying on the advice of its own counsel with respect to all matters of Arizona law. Further, we have not examined the question of what law would govern the interpretation or enforcement of the Purchase Agreement and our opinion is based on the assumption that the internal laws of the State of Arizona would govern the provisions of such agreement and the transactions contemplated thereby, and that the result of the application of Arizona law will not be contrary to a fundamental policy of the law of any other state with which the parties may be in contact in connection with the transactions contemplated thereby and that the laws of the State of Arizona are identical in all respects to the laws of the State of California.

         Based upon the foregoing and on the assumptions herein set forth, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that:

         1. Seller is a corporation incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. Seller is duly qualified to transact business in the State of Arizona.

         2. The execution, delivery and performance by Seller of the Purchase Agreement and any other instruments and agreements executed and delivered by Seller to Purchaser pursuant to the Purchase Agreement (the "Transaction Documents") and the consummation by Seller of the transactions contemplated thereby (the "Transactions") are within Seller's corporate powers, have been duly authorized by all necessary action on the part of Seller and do not contravene the provisions of the certificate of incorporation or bylaws of the Seller. The Purchase Agreement and the Transaction Documents have been duly and validly executed by Seller.

         3. Each of the Purchase Agreement and the Transaction Documents (other than the Covenant Not To Compete Agreement, as to which we express no opinion) is the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium and other laws and court decisions or other legal or equitable principles relating to, limiting or affecting the enforcement of creditors' rights generally including, without limitation, preferences and fraudulent conveyances and distributions by a corporation to its stockholders, and subject to the discretion of any court of competent jurisdiction in awarding equitable remedies (regardless of whether considered in a proceeding in equity or at law), including, but not limited to, specific performance or injunctive relief.

         4. The merger of TPI with and into Seller is effective and as a result of the merger, all property, real, personal and mixed, of TPI has become vested in Seller.

         This opinion is rendered as of the date hereof, and we undertake no obligations to update this opinion in respect of any changes of circumstances, events, laws or judicial decisions. This opinion is rendered to you solely for your benefit in connection with the transactions contemplated above. This opinion may not be relied upon by any other person for any purpose.

                                            Very truly yours,



                                            Irell & Manella LLP

                                  EXHIBIT 5.2.4

                        COVENANT NOT TO COMPETE AGREEMENT

         THIS COVENANT NOT TO COMPETE AGREEMENT (the "Agreement") is made and entered into as of ________, by and among Pinnacle Entertainment, Inc., a Delaware corporation ("Seller") and _______________, a ________ ________
("Buyer").

                                    RECITALS
         A. Seller and Buyer are parties to that certain Agreement for Purchase and Sale of Assets (the "Purchase Agreement") dated as of ________, among Seller and Jerry Simms, an individual, and assigned by Jerry Simms to ______________, a(n) ___________ ("Buyer"), which provides for the sale of certain of the assets used in that certain parimutuel race track business known as Turf Paradise Race Track, located at 1501 W. Ball Road, Phoenix, Maricopa County, Arizona (the "Track"), including those assets related to off-track wagering facilities.

         B. To induce Buyer to enter into the Purchase Agreement, Seller has agreed to forego certain rights to compete with Buyer, on the terms and subject to the conditions set forth in this Agreement.

         C. All capitalized terms not otherwise defined herein shall have the meanings assigned them in the Purchase Agreement.

         ACCORDINGLY, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

         1. NONCOMPETE DEFINITIONS. For purposes of this Agreement, the terms listed below shall have the following meanings:

                  (a) "Area" means the area within a 100-mile radius from the Track.

                  (b) "Time Period" means the period beginning as of the effective date of this Agreement and ending five years thereafter; provided, however, that if a court of competent jurisdiction determines that such period is unenforceable, Time Period shall mean the period beginning as of the date of this Agreement and ending four years thereafter; provided, however, that if a court of competent jurisdiction determines that such period is unenforceable, Time Period shall mean the period beginning as of the date of this Agreement and ending three years thereafter; provided, however, that if a court of competent jurisdiction determines that such period is unenforceable, Time Period shall mean the period beginning as of the date of this Agreement and ending two years thereafter; provided, however, that if a court of competent jurisdiction determines that such period is unenforceable, Time Period shall mean the period beginning as of the date of this Agreement and ending one year thereafter, or such other period as the court shall determine to be reasonable. The Time Period shall be extended by the number of days in any period in which Seller is in default or breach of this Agreement.

         2. PAYMENT. The consideration for Seller entering into this Agreement is a portion of the Purchase Price described in and payable under the Purchase Agreement.

         3. COVENANTS. Seller covenants and agrees that, during the Time Period, it shall not, directly or indirectly, for or otherwise on behalf of or in conjunction with any Person:

                  (a) NONCOMPETITION. Engage or have any interest, direct or indirect, in a thoroughbred racetrack or related off-track wagering business located within the Area.

                  (b) NONSOLICITATION OF EMPLOYEES. For a period of 24 months from the effective date of this Agreement, hire, employ, solicit, or otherwise encourage or entice to leave their employment with Buyer, any of Buyer's employees who were formerly Employees of Seller (excluding any former Employee who has not been employed by Buyer for three months or more).

         4. ENFORCEABILITY. Seller represents and warrants to and covenants with Buyer as follows:

                  (a) The covenants in this Agreement are reasonably necessary for the protection of the interests of Buyer, are reasonable as to duration, scope and territory, and are not unreasonably restrictive of Seller.

                  (b) If Seller breaches any covenants set forth in this Agreement, such breach could cause irreparable harm to Buyer and, in the event of such breach, Buyer shall be entitled, in addition to monetary damages and to any other remedies available to Buyer under this Agreement and at law, to equitable relief, including injunctive relief.

                  (c) Notwithstanding subsection (a), should any court of competent jurisdiction determine that any covenants in this Agreement are unreasonable as to duration, scope, or territory, the covenants shall be enforceable as provided in this Agreement with respect to the maximum duration, scope and territory as the court determines to be reasonable.

         5. ASSIGNMENT; BINDING EFFECT; AMENDMENT. This Agreement and the rights of the parties under it may not be assigned (except by operation of law and except that they may be assigned by Buyer or to any successor of Buyer to the Business without the consent of Seller) and shall be binding upon and shall inure to the benefit of the parties. This Agreement constitutes a valid and binding agreement of the parties enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by each party.

         6. ENTIRE AGREEMENT. This Agreement and any documents referred to herein or executed contemporaneously herewith, constitute the final, complete and exclusive statement of the agreement among the parties with relation to the subject matter of this Agreement. There are no oral representations, understandings or agreements covering the same subject matter as this Agreement.

         7. COUNTERPARTS. This Agreement may be executed in two or more original or facsimile counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

         8. NOTICES. All notices or other communications required or permitted under this Agreement shall be in writing and may be given by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by overnight courier or by delivering the same in person to such party, addressed as follows:

                  (a)      If to Seller, addressed to it at:

                           Pinnacle Entertainment, Inc.
                           Realty Investment Group, Inc.
                           4400 MacArthur Boulevard, Suite 380
                           Newport Beach, CA 92660
                           Attn.: G. Michael Finnigan

                           and a copy to:

                           Irell & Manella LLP
                           1800 Avenue of the Stars, Suite 900
                           Los Angeles, CA 90067-4276
                           Attn.: Sandra G. Kanengiser

                  (b)      If to Buyer, addressed to it at:

                           ---------------------

                           and a copy to:

                           Fennemore Craig, P.C.
                           3003 North Central Avenue
                           Suite 2600
                           Phoenix, AZ 85012
                           Attn:  Ronald L. Ballard

Notice shall be deemed given and effective the day personally delivered, the day after being sent by overnight courier, subject to signature verification, and three business days after the deposit in the U.S. mail of a writing addressed and sent as above or when actually received, if earlier. Any party may change the address for notice by notifying the other party of such change in accordance with this Section.

         9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Arizona, without giving effect to any choice or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Arizona.

         10. NO WAIVER. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of or in any similar breach or default occurring later. No waiver of any single breach or default shall be deemed a waiver of any other breach or default occurring before or after that waiver.

         11. SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as most nearly to retain the intent of the parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

         12. CONSTRUCTION. The headings in this Agreement are inserted for convenience only, and shall not constitute a part of this Agreement or be used to construe or interpret any of its provisions. The parties have participated jointly in the negotiation and drafting of this Agreement. If a question of interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The word "include" or "including" means include or including, without limitation.

         13. ATTORNEYS' FEES. If any legal action or any other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any provision of this Agreement, the prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

                         [SIGNATURES ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

                                    SELLER:

                                    ___________________________

                                    By: _______________________
                                    Name:______________________
                                    Title:_____________________

                                    BUYER:

                                    ___________________________

                                    By: _______________________

                                    Name:______________________
                                    Title:_____________________

                                  EXHIBIT 5.2.5

                          SELLER'S CLOSING CERTIFICATE

         This Certificate is executed and delivered by the undersigned in his capacity as an officer of Pinnacle Entertainment, Inc., a Delaware corporation ("Seller") pursuant to Sections 12.1 and 12.2 of that certain Agreement for Purchase and Sale of Assets (the "Agreement") dated as of ________, among Seller and Jerry Simms, an individual, and assigned by Jerry Simms to ______________, a(n) ___________ ("Buyer").

         The undersigned officer of Seller, in his capacity as such, hereby certifies that:

                       i) Seller has performed in all material respects its material covenants contained in the Agreement required to be performed on or before the Closing.

                       ii) The representations and warranties of Seller set forth in Article 7 of the Agreement (other than Sections 7.6.2 and 7.7.2, which have expired), as amended, if amended as provided in Section 17.16, are accurate as of the date hereof (except where such representation or warranty was made as of a date specifically set forth therein), except where the failure to be accurate relates to matters which could not reasonably be expected to have a Material Adverse Effect.

         Capitalized terms used in this Certificate but not otherwise defined herein shall have the meanings assigned to them in the Agreement.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate on this ___ day of ________, ____.

                                   Seller:

                                   ______________________________

                                   By: __________________________
                                   Name:_________________________
                                   Title:________________________

                                  EXHIBIT 5.2.8

                            NON-FOREIGN CERTIFICATION

The undersigned, as authorized agent of Pinnacle Entertainment, Inc., a Delaware corporation ("Transferor"), certifies that:

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform ______________, a(n) ________ ________ ("Transferee"), that withholding of tax is not required upon the disposition of Transferor's interest in the real property described on Exhibit "A" attached hereto and by this reference included herein, the undersigned hereby certifies as follows:


         1. Transferor is not a non-resident alien, foreign corporation, foreign partnership, foreign trust, foreign estate, or other foreign person within the meaning of ss.1445 and [ss.7701] of the Internal Revenue Code and the treasury regulations promulgated thereunder;

         2.       Transferor's U.S. taxpayer identification number is:_______;.

         3.       Transferor's business address is:___________________________.

Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury Transferor declares that it has examined this Affidavit and to the best of its knowledge and belief this certification is true, correct and complete. The undersigned agent declares that he has the authority to sign this document on behalf of Transferor.

                                                    _______________________,
                                                     a(n) __________________


                                               By: _________________________
                                               Name:________________________
                                               Its:_________________________

                                  EXHIBIT 5.3.3

                           OPINION OF BUYER'S COUNSEL

       [TO BE DELIVERED FOR AND ADAPTED TO EACH BUYER ENTITY AT CLOSING.]

                           ____________________ [date]



____________________________
____________________________
____________________________

Ladies and Gentlemen:

         We have acted as counsel to _____________________________, an Arizona limited partnership (the "Buyer"), in connection with the purchase by Buyer of certain assets of Pinnacle Entertainment, Inc., a Delaware corporation (the "Seller"), pursuant to that certain Agreement for Purchase and Sale of Assets dated as of ______________, by and between Seller and Jerry Simms, an individual, and assigned by Jerry Simms to the Buyer (the "Purchase Agreement"). This opinion letter is furnished to you pursuant to Section 5.3.3 of the Purchase Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

         For purposes of rendering this opinion, we have examined such questions of law and fact as we deemed relevant. We have also assumed that the Purchase Agreement and Transaction Documents (as hereinafter defined) have been duly authorized, executed and delivered by, and constitute valid, binding and enforceable obligations of, Seller, that all signatories of Seller are duly authorized, that Seller is duly organized and validly existing and/or has the power and authority to execute, deliver and perform the Transaction Documents to the extent that Seller is a party thereto, that all of the signature and acknowledgements of all parties to the Transaction Documents are genuine, that all of the Transaction Documents submitted to us as executed counterparts are authentic and that all of the Transaction Documents submitted to us as copies conform to the executed originals of such documents. As to various questions of fact relevant to this opinion, we have been furnished with, and have relied without independent verification upon, the representations and warranties of the Buyer contained in the Transaction Documents, including the Purchase Agreement, the certificates of good standing issued by the Secretary of State of Arizona with respect to the existence, good standing and qualification to transact business of the entities referenced therein and a certificate provided to us by [an officer of the general partner] of the Buyer. We have also assumed the absence of any agreement or understanding that would modify, supplement or amend any of the documents reviewed by us.

         We do not express any opinion as to any laws other than the laws of the State of Arizona and the laws of the United States of America.

         Based upon the foregoing and on the assumptions herein set forth, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that:

         1. The Buyer is a limited partnership formed, validly existing and in good standing under the laws of the State of Arizona and has all requisite power and authority to carry on its business as now conducted, and is duly qualified to transact business in the State of Arizona.

         2. The execution, delivery and performance by the Buyer of the Purchase Agreement and any other instruments and agreements executed and delivered by the Buyer to Seller pursuant to the Purchase Agreement (the "Transaction Documents") and the consummation by the Buyer of the transactions contemplated thereby (the "Transactions"), including but not limited to the assumption by Buyer of the Assumed Liabilities pursuant to the Purchase Agreement, are within the Buyer's partnership powers, have been duly authorized by all necessary action of the partners of Buyer and do not contravene the provisions of the certificate of limited partnership or the limited partnership agreement of the Buyer. The Purchase Agreement and the Transaction Documents have been duly and validly executed by the Buyer.

         3. Each of the Transaction Documents is the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium and other laws and court decisions or other legal or equitable principles relating to, limiting or affecting the enforcement of creditors' rights generally including, without limitation, preferences and fraudulent conveyances, and subject to the discretion of any court of competent jurisdiction in awarding equitable remedies (regardless of whether considered in a proceeding in equity or at law), including, but not limited to, specific performance or injunctive relief.

         4. The consummation of the Transactions does not require any filing with any Governmental Authority pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C.ss.18a), as amended.

         This opinion is rendered as of the date hereof, and we undertake no obligations to update this opinion in respect of any changes of circumstances, events, laws or judicial decisions. This opinion is rendered to you solely for your benefit in connection with the transactions contemplated above. This opinion may not be relied upon by any other person for any purpose.

                                                Very truly yours,



                                                Fennemore Craig, P.C.

                                  EXHIBIT 5.3.5

                           BUYER'S CLOSING CERTIFICATE

         This Certificate is executed and delivered by the undersigned in his capacity as ____________________ of ________________________, a
_____________________ ("Buyer") pursuant to Sections 11.1 and 11.2 of that certain Agreement for Purchase and Sale of Assets (the "Agreement") dated as of ________, among Pinnacle Entertainment, Inc., a Delaware corporation, and Jerry Simms, an individual, and assigned by Jerry Simms to ______________, a(n) ___________ ("Buyer").

         The undersigned [officer] of Buyer, in his capacity as such, hereby certifies that:

                       i) Buyer has performed in all material respects its material covenants contained in the Agreement required to be performed on or before the Closing.

                       ii) The representations and warranties of Buyer set forth in Article 8 of the Agreement, as amended, if amended as provided in Section 17.16, are true and correct in all material respects on and as of the date hereof (except where such representation or warranty was made as of a date specifically set forth therein).

         Capitalized terms used in this Certificate but not otherwise defined herein shall have the meanings assigned to them in the Agreement.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate on this ___ day of ________, ____.

                                         Buyer:

                                         ____________________________________

                                         By:_________________________________
                                         Name:_______________________________
                                         Title:______________________________